Exhibit 10.20
DATED 4 NOVEMBER 2021

USD 275,000,000 SECURED TERM LOAN FACILITY
for

MGE KOREA LIMITED
as Borrower

MGE KOREA HOLDING III LIMITED
as Shareholder
THE FINANCIAL INSTITUTIONS LISTED IN PART 2 OF SCHEDULE 1

as Lenders

SERICA AGENCY LIMITED
as Agent
SERICA AGENCY LIMITED

as Security Agent

FACILITY AGREEMENT relating to INSPIRE Integrated Entertainment Resort

CONTENTS
CLAUSE    PAGE

THIS AGREEMENT (this “Agreement”) is dated 4 November 2021 and made
BETWEEN:
(1)MGE Korea Limited, a private company limited by shares incorporated in England and Wales with Company Number 11802191 and its registered office address at 100 New Bridge Street, London, EC4V 6JA as borrower (the “Borrower”);
(2)MGE KOREA HOLDING III LIMITED, a private company limited by shares incorporated in Jersey with Company Number 138231 and its registered office address at 22 Grenville Street, St. Helier, JE4 8PX, Jersey as the sole shareholder of the Borrower (the “Shareholder”);
(3)THE FINANCIAL INSTITUTIONS listed in Part 2: of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);
(4)SERICA AGENCY LIMITED as agent of the other Finance Parties (the “Agent”); and
(5)SERICA AGENCY LIMITED as security trustee for the Secured Parties (the “Security Agent”).
WHEREAS, the Senior Borrower (as defined below) is developing the integrated resort project as described in the Prerequisites of Notification of Eligibility which involves the construction of a hotel, a casino and a family park on the project site of 461,661 square metres in the IBC (international business center)-III region owned by Incheon International Airport located at 2955 Unseo-dong, Jung-gu, Incheon, Korea (the “Project” and the “Project Site”, respectively);
WHEREAS, the Senior Borrower filed an application for preliminary review as to whether the Senior Borrower is qualified to operate a casino within the Property (as defined below) with the Minister of Culture, Sports and Tourism in accordance with Article 23-3 of the Special Act on Designation and Management of Free Economic Zones and received the Prerequisites of Notification of Eligibility;
WHEREAS, the Senior Borrower intends to obtain a Final Casino License by satisfying the prerequisites set forth in the Prerequisites of Notification of Eligibility (as defined below);
WHEREAS, the Senior Borrower is to receive a certain loan from the lenders under the Senior Facilities Agreement (as defined below) for financing the construction and operation of, and other project costs relating to, the Project and those lenders are to make available a certain credit facility to the Senior Borrower subject to the terms and conditions of the Senior Facilities Agreement; and
WHEREAS, the Borrower intends to receive a certain loan from the Lenders, and the Lenders intend to make available a certain credit facility to the Borrower, for the purposes set out in Clause 3 and otherwise subject to the terms and conditions of this Agreement.
THE PARTIES AGREE AS FOLLOWS:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:

“Acceptable Bank” means:
(a)a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency; or
(b)any other bank or financial institution approved by the Majority Lenders;
“Account Bank” means any bank where an account of the Borrower is held in accordance with this Agreement;
“Accounts” means, collectively, the Operating Accounts and the Blocked Accounts and “Account” means any of them;
“Agreement for Lease” means an agreement to grant an Occupational Lease for all or part of the Property and “Agreements for Lease” means more than one of such agreements;
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;
“Amendment to the Implementation Agreement” means that certain amendment to the Implementation Agreement dated as of 30 September 2021 and entered between IIAC and the Senior Borrower;
“Anti-Corruption Laws” means, collectively, any law of any jurisdiction in which the Shareholder or any member of the Group performs business, or of the United States, or of the United Kingdom, including without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act, as amended, and any and all anti-corruption or similar Laws of the Republic of Korea or any other jurisdiction applicable to any of the Shareholder and any member of the Group;
“Approved Auditor” means one of PricewaterhouseCoopers, Ernst & Young, KPMG, Deloitte, BDO Seidman or any other primary internationally recognised firm of independent auditors;
“Approved Form” means, with respect to any relevant document, that document in the form delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation), as may be amended from time to time in accordance with Clause 20.12 (Transaction Documents and Other Agreements) or such other form otherwise acceptable to the Lenders;
“Assignment Agreement” means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement);
“Authorisation” means:
(a)an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement, or registration; and
(b)in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

“Availability Period” means the period from and including the date of this Agreement to and including one Month thereafter;
“Available Commitment” means a Lender’s Commitment minus:
(a)the amount of its participation in any outstanding Loans; and
(b)in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date;
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;
“Bain SPV” means Sankaty European Investments s.à. r.l. a société à responsabilité limitée incorporated in the Grand Duchy of Luxembourg.
“BCC LP” means Bain Capital Credit, LP, a limited partnership formed in Delaware with a registered address at 200 Clarendon Street, Boston MA 02116, U.S.A.;
“Blocked Account” means each of the following: (a) each account (if any) of the Borrower specified as a “Blocked Account” in the Debenture, (b) each other account as may be identified in writing by the Borrower, the Agent and the Security Agent from time to time as a “Blocked Account” in accordance with the terms of the Debenture and (c) any renewal or redesignation of any of the foregoing account(s);
“Borrower Share Charge” means the share charge over all the issued shares of the Borrower dated on or about the Facility Agreement Date entered into between the Shareholder as chargor and the Security Agent as chargee;
“Borrowings” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Budget” means the annual budget delivered under the terms of the Warrant Agreement and delivered to the Agent in accordance with Clause 18.4 (Budget);
“Buildings” shall mean the facilities to be newly built on the Project Site pursuant to the Project Plan, including a hotel (including a casino), related commercial facilities and other subsidiary facilities as described in more detail in Schedule 2 (The Property), provided that temporary buildings built and used in connection with the construction of any Building during the Construction Period are not included herein;
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong Seoul, London and New York;
“Business Plan” means the “Business Plan” as defined under the Senior Facilities Agreement and prepared by or on behalf of the Borrower and the Senior Borrower and delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation);
“Calculation Period” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Capital Expenditure” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Cash Equivalent Investments” means, at any time:

(a)certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom or Korea or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;
(c)commercial paper not convertible or exchangeable to any other security:
(i)for which a recognised trading market exists;
(ii)issued by an issuer incorporated in the United States of America, the United Kingdom or Korea;
(iii)which matures within one year after the relevant date of calculation; and
(iv)which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no such rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);
(e)any investment in money market funds which:
(i)have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited; and
(ii)invest substantially all their assets in securities of the types described in paragraphs (a) to (e) above, to the extent that investment can be turned into cash on not more than 30             days’ notice; or
(f)any other debt security approved by the Agent (acting on the instructions of the Majority Lenders), in each case, denominated in USD, Sterling or KRW to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security or Permitted Security);
“Cashflow” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Casino” means the foreigner-exclusive casino contemplated under the Project Plan to be developed at the Property in a manner consistent with the Specifications;
“Change of Control” has the meaning given to that term in paragraph (c) of Clause 7.2 (Change of Control);

“Claim” means any claim, action, cause of action, investigation, proceeding, charge, suit, or any other similar right or claim;
“Code” means the US Internal Revenue Code of 1986;
“Collateral Documents” has the meaning given to it in the Senior Facilities Agreement;
“Commitment” means:
(a)in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part 2: of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and
(b)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement;
“Competitor” has the meaning given to that term in Clause 25.1 (Assignments, Transfers and Sub-participations by the Lenders);
“Completion Inspection Approval” means the approval from the relevant Governmental Agency(ies) in respect of its or their satisfactory completion inspection of the Property, including but not limited to the completion inspection approval from the Seoul Regional Office of Aviation the relevant planning bureau, the relevant construction bureau, fire protection bureau and any other Governmental Agency that may be relevant to the Development according to the Development Plan;
“Compliance Certificate” means a certificate delivered pursuant to paragraph (a) of Clause 18.2 (Compliance Certificate) substantially in the form set out in Schedule 5 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Agent (acting on instructions from the Majority Lenders);
“Confidential Information” means all information relating to any of the Shareholder or any member of the Group, any of the Finance Documents, the transactions contemplated thereby or the Facility in whatever form, and includes information given to any Party orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(a)is or becomes public information other than as a direct or indirect result of any breach of Clause 39 (Confidentiality);
(b)is identified in writing at the time of delivery as non-confidential by the delivering Party or any of its advisers; or
(c)is known by a Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Party after that date, from a source which is, as far as that Party is aware, unconnected with any party to a Finance Document and which, in either case, as far as that Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;
“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 6 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and a Finance Party;

“Consolidated Total Borrowings” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Consolidated Total Net Borrowings” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Constitutional Documents” means the documents listed in paragraph 1.1(a) of Part 1 of Schedule 3 (Initial Conditions Precedent (Prior to Delivery of Utilisation Request)) in the form delivered to the Agent at prior to the delivery of the Utilisation Request;
“Construction Agreement” means the “Construction Agreement” as defined under the Senior Facilities Agreement;
“Construction Period” shall mean a period from the Facilities Agreement Date (inclusive) to the date immediately preceding the Operations Commencement Date (inclusive);
“Contractor” means Hanwha Engineering & Construction Corp.;
“Contractor’s Completion Guarantee” means any completion guarantee given or required to be given under the Construction Agreement in favour of the Senior Borrower in support of the Contractor’s obligations under a Construction Agreement, including the Hanwha Completion Guarantee;
“CTA” means the Corporation Tax Act 2009;
“Current Assets” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Current Liabilities” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Debenture” means the fixed and floating security deed dated on or about the Facility Agreement Date entered into between the Borrower as chargor and the Security Agent as chargee;
“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:
(i)purchases by way of assignment or transfer;
(ii)enters into any sub-participation in respect of; or
(iii)enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement;
“Debt Service” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) (other than Clause 23.20 (Acceleration)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Delegate” means any delegate, custodian, nominee, agent, attorney or co-trustee appointed by a Finance Party;
“Development” means the construction, building and other works with respect to the Project, to be undertaken in accordance with the Project Plan, the Development Documents, the Specifications and the Development Consents as described in the Development Plan (and which shall not, for the avoidance of doubt, include the construction, building and other works with respect to Phase 1B);
“Development Completion” means “Completion of Construction” as defined under the Senior Facilities Agreement;
“Development Consent” means any Authorisation (including any planning, building and other permission, approval of all relevant matters and confirmation of satisfaction of all conditions precedent to the commencement of development) required under any law or regulation in connection with the Development;
“Development Document” means:
(a)the Construction Agreement;
(b)the Contractor’s Completion Guarantee;
(c)any performance security or bond the Contractor provides pursuant to a Construction Agreement; and
(d)any other document designated as such by the Agent (acting on the instructions of the Majority Lenders) and the Borrower;
“Development Party” means:
(a)the Contractor;
(b)the Project Monitor;
(c)any contractor or sub-contractor that is a Sponsor Affiliate; or
(d)any other person designated as such by the Agent (acting on the instructions of the Majority Lenders) and the Borrower;
“Development Plan” means the plan for the Development of the Property, including a Feasibility Study Report for the Development as required pursuant to the Senior Facilities Agreement, prepared by or on behalf of the Senior Borrower and delivered on or prior to the Utilisation Date pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation), as may be updated and/or revised from time to time in accordance with Clause 22.5 (Development Plan);
“Development Services Agreement” means the Development Services Agreement dated April 10, 2017, as amended on January 30, 2020, between the Senior Borrower and Mohegan Gaming Advisors, LLC and the Development Services Agreement dated April 10, 2017, as amended on January 30, 2020, entered into between the Senior Borrower and MGA Korea, LLC;
“Dispute” has the meaning given to that term in Clause 42 (Dispute Resolution);
“Distribution” has the meaning given to that term in Clause 20.13 (Shares, Dividends and Share Redemption);

“Disruption Event” means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;
“DSCR” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“DSCR Commencement Date” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“EBITDA” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:
(a)air (including, without limitation, air within natural or man-made structures, whether above or below ground);
(b)water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and
(c)land (including, without limitation, land under water);
“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law;
“Environmental Laws” means any and all federal, state, local and foreign laws, rules, regulations, ordinances, codes, treaties, permits, binding guidelines, restrictions, the constitution, acts, enforcement decrees, notifications, provisions, rules of common law and any other similar rules (collectively, the “Laws”) relating to environmental pollution or environmental conservation or protection of human health or the environment, including without limitation, Laws relating to releases or threatened releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of hazardous materials, and regulating the Borrower, the Senior Borrower and their respective businesses;
“Environmental Permit” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group;

“Equity Securities” has the meaning given to that term in Clause 7.3 (Trade Sale Prepayment);
“ESG Laws” means all laws and codes of any Governmental Agency now or hereafter in effect in each case (a) to the extent binding upon any member of the Group and (b) to the extent that they constitute Environmental Laws or relate to or apply to working conditions, health and safety, employee relations and diversity, board independence, structure and transparency, supply chain, privacy, cyber, cyber-security, organized crime, anti-social forces and prostitution issues;
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default) (other than Clause 23.20 (Acceleration));
“Exceptional Items” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Export Control Law” means any export or import control law, restriction or sanction administered by OFAC, the U.S. Bureau of Industry and Security (formerly known as the Bureau of Export Administration), the U.S. State Department’s Directorate of Defense Trade Controls, the MOTIE, the Defense Acquisition Program Administration of Korea, the United Nations, or any other Governmental Agency in Korea, the E.U., or the United States. Export Control Laws include, without limitation, the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations administered by OFAC; the U.S. Export Administration Regulations (15 C.F.R. Parts 730 et seq.); E.U. Council Regulations on export controls (including Nos. 428/2009, 267/2012); other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; the Defense Acquisition Program Act of Korea and the Foreign Trade Act of Korea;
“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility);
“Facility Agreement Date” means the date of this Agreement;
“Facility Office” means the office or offices notified by a Lender to the Borrower in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;
“Family Park” shall mean the facilities to be newly built on the Project Site pursuant to the Project Plan, including a family park and other related ancillary facilities, as described in more detail in Schedule 1 (The Property);
“FATCA” means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Application Date” means:
(a)in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA;
“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction;
“Fee Letter” means any fee letter or letters dated on or about the date of this Agreement between any of the Lenders, the Agent or the Security Agent and the Borrower;
“FF&E Lease Financing” has the meaning given to it under the Senior Facilities Agreement;
“Final Casino License” means with respect to the Casino, the license to operate “casino business” (as defined in paragraph 5 of Article 3(1) of the Tourism Promotion Act) to be granted by the Minister of Culture, Sports and Tourism pursuant to Article 23-3 of the Special Act on Designation and Management of Free Economic Zones;
“Final Maturity Date” means the date falling 66 Months from and including the Utilisation Date, and if such date is not a Business Day, the preceding Business Day;
“Finance Document” means:
(a)this Agreement;
(b)the Sponsor Indemnity;
(c)any Security Document;
(d)the Utilisation Request;
(e)any Fee Letter;
(f)the Intercreditor Side Letter; or
(g)any other document designated as such by the Agent (acting on the instructions of the Majority Lenders) and the Borrower;
“Finance Party” means the Agent, the Security Agent or a Lender;
“Financial Covenants” means the covenants contained in Clause 19 (Financial Covenants);
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)moneys borrowed;

(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(e)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing (excluding, for the avoidance of doubt, trade credit on customary terms in the ordinary course of business);
(f)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close out of that derivative transaction, that amount shall be taken into account);
(g)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(h)the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above;
“First Test Date” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Funds Flow” means the funds flow memorandum delivered under paragraph 12.2 of Part 1 of Schedule 3 (Initial Conditions Precedent (Prior to Delivery of Utilisation Request));
“GAAP” means:
(a)in the case of the Borrower, IFRS;
(b)in the case of the Sponsor, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; and
(c)in the case of the Senior Borrower, K-GAAP (as defined in the Senior Facilities Agreement);
“Governmental Agency” means any government or any governmental department, agency, instrumentality, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute), including any entity or enterprise owned or controlled by a government, or a public international organisation, including any Governmental Authorities as defined under the Senior Facilities Agreement;

“Government Official” means (i) an officer, agent or employee of a government, government-owned or controlled enterprise (or any agency, department or instrumentality thereof), political party or public international organization, (ii) a candidate for government or political office, or (iii) an agent, officer, or employee of any entity owned or controlled by a government;
“Group” means the Borrower, the Senior Borrower and each of their respective Subsidiaries;
“Group Structure Chart” means the group structure chart delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation);
“Hanwha CB Subscription Agreement” means the “Junior CB Subscription Agreement” in respect of the Hanwha Convertible Bonds as defined under the Senior Facilities Agreement;
“Hanwha CB Subscription Covenant Letter” means the “Junior CB Subscription Covenant Letter” as defined under the Senior Facilities Agreement;
“Hanwha Completion Guarantee” means the “Construction Completion Guaranty” as defined in and under the Senior Facilities Agreement;
“Hanwha Convertible Bonds” means convertible bonds issued or to be issued by the Senior Borrower to HE&C pursuant to the Hanwha CB Subscription Agreement;
“Hanwha Convertible Bond Documents” means the Hanwha CB Subscription Agreement, the Hanwha CB Subscription Covenant Letter, the Hanwha Convertible Bonds and any document evidencing any security interest granted in connection with any of the foregoing;
“HE&C” means Hanwha Engineering & Construction Corp., a corporation incorporated under the laws of the Republic of Korea;
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary;
“Hotels” means the three hotels contemplated under the Project Plan to be developed at the Property in a manner consistent with the Specifications; and “Hotel” means any of them;
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;
“Hotel HOA” means the “HOA” as defined under the Senior Facilities Agreement, delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation);
“Hotel Management Agreement” means (i) “Management Service Agreement” as defined under the Senior Facilities Agreement; and (ii) any other hotel management agreement to be entered into from time to time between the Senior Borrower and the Hotel Manager, as the same may be amended or supplemented or replaced from time to time pursuant to the terms of this Agreement;
“Hotel Manager” means Hanwha Hotels and Resorts Corp. or its Affiliate, or any other hotel manager appointed to manage and operate the Hotels in accordance with Clause 21.6 (Hotel Management);

“Hotel Operations Date” means the date on which any of the Hotels is open to the public for commercial operation (which date the Borrower shall promptly notify to the Agent);
“IFRS” means UK-adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006 to the extent applicable to the relevant financial statements;
“IIAC” means the Incheon International Airport Corporation, a wholly-owned subsidiary of the Korean Airports Corporation which is a state-owned company incorporated pursuant to the Korea Airports Corporation Act;
“Implementation Agreement” means the Agreement for Implementation of IBC-III dated August 1, 2016 between the IIAC and the Senior Borrower, as amended, restated or supplemented by the Ancillary Agreement for Implementation of IBC-III dated April 27, 2017 between the IIAC and the Senior Borrower and the Amendment to the Implementation Agreement;
“Initial Valuation” means the valuation of the Property delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation);
“Insurance Keun-Pledge Agreement” has the meaning given to that term in the Senior Facilities Agreement;
“Insurances” means any contract and policy of insurance required to be taken out from time to time in respect of the Property in accordance with the terms of Clause 21.8 (Insurances) of this Agreement;
“Intercreditor Side Letter” means the letter agreement dated on or around the Facility Agreement Date and entered into between, among others, the Senior Borrower and the facility agent under the Senior Facilities Agreement on behalf of the lenders thereunder;
“Interest Expense” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Interest Payment Date” means the last day of each Interest Period. For the avoidance of doubt, the last Interest Payment Date shall be the Final Maturity Date. If, however, such day (save for the Final Maturity Date) is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not);
“Interest Period” means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default Interest);
“IPO” has the meaning given to that term in Clause 7.4 (IPO Prepayment);
“ITA” means the Income Tax Act 2007;
“Knowledge” of a person means the actual knowledge of (a) in the case of a person who is an individual, such person, and (b) in the case of any person that is a corporation, each of the directors, officers and employees (with the position of team lead, team-jang (as applicable) or higher) of such person, in each case after inquiry of all employees of the Shareholder and/or the Borrower and/or the Senior Borrower reasonably expected to have actual knowledge of such fact or matter;

“Leasehold Interest” means the Senior Borrower’s leasehold interest in the land comprising the Property as granted pursuant to the terms and conditions of the Implementation Agreement;
“Legal Reservations” means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, bankruptcy, reorganisation and other laws generally affecting the rights of creditors;
(b)the time barring of claims under the applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;
(c)the limitation of the enforcement of the terms of leases or tenancies of real property by laws of general application to those leases or tenancies;
(d)similar principles, rights and remedies under the laws of any Relevant Jurisdiction; and
(e)any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Lenders pursuant to this Agreement from time to time;
“Lender” means:
(a)any Original Lender; and
(b)any bank, financial institution, trust, fund or other entity which has become a Party as a “Lender” in accordance with or Clause 25 (Changes to the Lenders) which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement;
“Lien” has the meaning given to it in the Senior Facilities Agreement;
“Loan” means the loan made or to be made under the Facility or the principal amount outstanding of that loan for the time being;
“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Commitments immediately prior to the reduction;
“Make-Whole Period” has the meaning given to that term in Clause 10.3 (Prepayment Fee);
“Mandatory Prepayment Deductions” means any costs, expenses, commissions, fees and taxes incurred in connection with any IPO or Trade Sale;
“Material Adverse Effect” means a material adverse effect on:
(a)the business, operations, property, assets or financial condition of the Shareholder and the members of the Group (taken as a whole); or
(b)the ability of any of the Sponsor, the Shareholder or the Borrower to perform its payment obligations under any Finance Document; or

(c)subject to the Legal Reservations and any Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents;
“Material Contract” means:
(a)the Implementation Agreement;
(b)the Development Documents;
(c)the Development Services Agreement;
(d)the Hotel Management Agreement; or
(e)the Mohegan Management Agreement;
“Material Financing Agreement” means:
(a)each of the Senior Finance Documents;
(b)each of the Hanwha Convertible Bond Documents; and
(c)each other financing agreement that constitutes a Permitted Refinancing of the Senior Facilities Agreement and/or the Hanwha Convertible Bonds (if any);
“Minimum Cash Balance” means (i) prior to the Hotel Operations Date, an amount equal to the higher of (A) KRW 10,000,000,000 and (B) the lower of (x) such amount reasonably determined by the Agent (acting on the instructions of the Majority Lenders) as being necessary to cure any cash shortfall based on the most recently available financial information of the Group and (y) KRW 35,000,000,000 and (ii) from the Hotel Operations Date, KRW 35,000,000,000;
“MCST” means the Ministry of Culture, Sports and Tourism of the Republic of Korea or any successor entity thereof;
“Mohegan Manager” means Mohegan Gaming Advisors, LLC, MGA Korea, LLC, or an Affiliate of the Sponsor or any other manager or service provider appointed in respect of any part of the Project in accordance with Clause 21.7 (Mohegan Management);
“Mohegan Management Agreement” means (i) the management services agreement dated 1 December 2019 between the Senior Borrower as owner and Mohegan Gaming Advisors, LLC, (ii) the management services agreement dated 1 December 2019 between the Senior Borrower as owner and MGA Korea, LLC and any other agreement in respect of the management of any part of the Project entered or to be entered into between the Mohegan Manager (as manager) and the Senior Borrower or the Borrower from time to time, as the same may be amended, supplemented or replaced in accordance with this Agreement from time to time;
“Money Laundering Laws” has the meaning given to that term in Clause 17.30 (Anti-Money Laundering);
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end; The above rules will only apply to the last Month of any period;
“Net Distribution Proceeds” means the total gross amount of cash proceeds of any dividend or other distribution to the Borrower from the Senior Borrower, minus any amounts applied (a) in any payment or prepayment of principal of the Loan and/or any accrued PIK Interest in accordance with Clause 8.3 (Payment of PIK Interest in cash) and (b) in payment of customary professional fees and administrative costs and expenses in the ordinary course of business of the Borrower as a holding company;
“Net Leverage” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Occupational Lease” means any lease, sub-lease, tenancy, sub-tenancy or licence or other right of occupation or right to receive rent to which the Property or any part thereof may at any time be subject and includes any guarantee of a tenant’s obligations under the same;
“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury;
“OFAC Sanctions” has the meaning given to that term in paragraph (a) of Clause 17.31 (Sanction);
“Operating Account” means each of the following: (a) each account of the Borrower specified as an “Operating Account” in the Debenture, (b) each other account as may be identified in writing by the Borrower, the Agent and the Security Agent from time to time as an “Operating Account” in accordance with the terms of the Debenture, (c) each other account of the Borrower not identified as a “Blocked Account” in the Debenture or otherwise not designated as a “Blocked Account” in accordance with the terms of the Debenture, and (d) any renewal or re-designation of any of the foregoing account(s);
“Operations Commencement Date” means the date notified in writing by the Borrower to the Agent as the starting date of the commercial operation of the Project facilities for their respective intended uses after Development Completion (which shall, for the avoidance of doubt, be the date when both the Casino and the Hotels are operating in accordance with the Final Casino License);
“Original Financial Statements” means:
(a)in relation to the Borrower, its consolidated audited financial statements as at 30 September 2020; and
(b)in relation to the Senior Borrower:
(i)its audited financial statements as at 31 December 2016, 31 December 2017, 31 December 2018, 30 September 2019 and 30 September 2020; and

(ii)its unaudited financial statements as at 31 August 2020;
“Original Jurisdiction” means, in relation to the Shareholder or the Borrower, the jurisdiction under whose laws the Shareholder or the Borrower (as applicable) is incorporated or otherwise established as at the Facility Agreement Date;
“Party” means a party to this Agreement;
“Payment” has the meaning given to that term in paragraph (a) of Clause 17.29 (Anti-Corruption Laws);
“Perfection Requirements” means:
(a)the delivery to the Security Agent of all deliverables required pursuant to any Security Document in order to perfect the Security granted thereunder;
(b)the registration of such Security Document in each jurisdiction where such registration is required to perfect the Security granted by such Security Document within the time periods required in such jurisdiction;
(c)in respect of the Senior Borrower, the delivery to the Senior Secured Parties of all deliverables and performance of all steps required pursuant to the Senior Finance Documents in order to perfect the Security granted thereunder; and
(d)any other requirements pursuant to any Security Document in order to perfect the Security granted thereunder;
“Permitted Acquisition” means:
(a)an acquisition by the Shareholder of Equity Securities in the Borrower;
(b)an acquisition by the Borrower of Equity Securities in the Senior Borrower or funded by Subordinated Debt or equity capital contributions made by the Shareholder to the Borrower;
(c)any equity capital contribution of the Shareholder to the Borrower;
(d)any equity capital contribution of the Borrower to the Senior Borrower funded by Subordinated Debt or equity contributions made by the Shareholder to the Borrower;
(e)any acquisition of Cash Equivalent Investments, provided that (in the case of the Borrower), such Cash Equivalent Investments become subject to Transaction Security under the Debenture; or
(f)any acquisition with the prior written consent by the Agent (acting on the instructions of the Majority Lenders);
“Permitted Borrower/Shareholder Activities” means:
(a)with respect to the Borrower:
(i)ownership of shares in the Senior Borrower;
(ii)ownership of cash and Cash Equivalent Investments provided that they are subject to applicable Transaction Security;

(iii)the entry into, and carrying out of, the transactions contemplated by or permitted under, the Transactions Documents to which it is a party in accordance with the terms thereof;
(iv)the provision of administrative services (excluding Treasury Transactions) to members of the Group of a type customarily provided by a Holding Company to its Subsidiaries;
(v)the opening and maintenance of bank accounts in accordance with Clause 16.1 (Bank Accounts) and provided that such accounts are subject to Transaction Security;
(vi)incurring liabilities arising by operation of law;
(vii)the performance of obligations under and compliance with its Constitutional Documents in the Approved Form, or any applicable law, ordinance, regulation, rule, order, judgement, decree or permit applicable to it, including, without limitation, as a result of or in connection with the activities of the Borrower;
(viii)any activities reasonably necessary to maintain tax status, incurring liabilities for, or in connection with, taxes and making claims (and the receipt of any related proceeds) for rebates or indemnification with respect to taxes;
(ix)any liabilities incurred under the Transaction Documents to which it is a party in accordance with the term thereof, and customary professional fees and administrative costs and expenses in the ordinary course of business of the Borrower as a holding company;
(x)any Permitted Acquisition, Permitted Disposal, Permitted Payment, Permitted Financial Indebtedness, Permitted Security, Permitted Loans, Permitted Guarantees or Permitted Transaction;
(xi)the Phase 1B Spin-off; and
(xii)those activities which are reasonably incidental to the matters set out in paragraphs (i) to (xi) above;
(b)with respect to the Shareholder:
(i)ownership of shares in the Borrower;
(ii)ownership of cash and Cash Equivalent Investments;
(iii)the entry into, and carrying out of, the transactions contemplated by or permitted under, the Transactions Documents to which it is a party in accordance with the terms thereof;
(iv)the provision of administrative services (excluding Treasury Transactions) to members of the Group of a type customarily provided by a Holding Company to its Subsidiaries;
(v)the opening and maintenance of bank accounts;
(vi)incurring liabilities arising by operation of law;

(vii)the performance of obligations under and compliance with its Constitutional Documents in the Approved Form, or any applicable law, ordinance, regulation, rule, order, judgement, decree or permit applicable to it, including, without limitation, as a result of or in connection with the activities of the Shareholder;
(viii)any activities reasonably necessary to maintain tax status, incurring liabilities for, or in connection with, taxes and making claims (and the receipt of any related proceeds) for rebates or indemnification with respect to taxes;
(ix)any liabilities incurred under the Transaction Documents to which it is a party in accordance with the term thereof, and customary professional fees and administrative costs and expenses in the ordinary course of business of the Shareholder as a holding company;
(x)any Permitted Acquisition, Permitted Disposal, Permitted Payment, Permitted Financial Indebtedness, Permitted Security, Permitted Loans, Permitted Guarantees or Permitted Transaction applicable to the Shareholder;
(xi)the Phase 1B Spin-off; and
(xii)those activities which are reasonably incidental to the matters set out in paragraphs (i) to (xi) above;
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:
(a)constituting a Change of Control, an IPO or a Trade Sale, subject to compliance with Clause 7.2 (Change of Control), Clause 7.3 (Trade Sale Prepayment) and Clause 7.4 (IPO Prepayment) respectively;
(b)of Cash Equivalent Investments for cash or other Cash Equivalent Investments;
(c)of cash not otherwise prohibited under this Agreement;
(d)in respect of the Borrower and the Senior Borrower, made in the ordinary course of trading of any asset subject only to the floating charge created under the Debenture;
(e)of any asset of the Shareholder which is not subject to (or purported to be subject to) any Transaction Security;
(f)of any asset of the Senior Borrower by the Senior Borrower:
(i)to another member of the Group (other than the Borrower);
(ii)in exchange for other assets comparable or superior as to type, value and quality;
(iii)that is surplus, obsolete, worn out or redundant;
(iv)in respect of any Permitted Letting;
(v)that is permitted under the terms of the Senior Facilities Agreement in the Approved Form;

(g)of assets with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);
(h)in connection with the Phase 1B Spin-off; or
(i)arising as a result of any Permitted Security, Permitted Loan or Permitted Transaction;
“Permitted Financial Indebtedness” means:
(a)with respect to the Borrower:
(i)Financial Indebtedness arising under any of the Finance Documents;
(ii)Financial Indebtedness constituting Subordinated Debt from the Shareholder to the Borrower;
(b)with respect to the Shareholder:
(i)Financial Indebtedness arising under any of the Finance Documents;
(ii)Financial Indebtedness constituting Subordinated Debt provided by the Sponsor or any subsidiary of the Sponsor (other than any member of the Group) to the Shareholder; and
(c)with respect to the Senior Borrower:
(i)Financial Indebtedness arising under the Senior Facilities Agreement up to an aggregate principal amount not to exceed KRW 1,040,000,000,000;
(ii)Financial Indebtedness arising under the Hanwha Convertible Bonds up to an aggregate principal amount not to exceed KRW 100,000,000,000;
(iii)any deposit received from a proposed lessee, tenant or licensee of the Property under any Agreement for Lease or any Occupational Lease;
(iv)Financial Indebtedness arising under any Working Capital Facility on terms reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders), up to an aggregate principal amount not to exceed KRW 30,000,000,000;
(v)Financial Indebtedness arising under the FF&E Lease Financing following the Operations Commencement Date on terms reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders), up to an aggregate principal amount not to exceed KRW 40,000,000,000;
(vi)Financial Indebtedness in respect of the Cash Deficiency Support Agreement (as defined under the Senior Facilities Agreement) in the Approved Form;
(vii)Financial Indebtedness owed by the Senior Borrower to the Borrower constituting a Permitted Loan under clause (c) of the definition thereof;
(viii)Financial Indebtedness that constitutes a Permitted Refinancing;

(ix)Financial Indebtedness arising as a result of the enforcement of the Phase 1B Co-Guarantee Agreement, which constitutes Subordinated Debt; and
(d)any other Financial Indebtedness approved by the Agent (acting on the instructions of the Majority Lenders);
“Permitted Guarantee” means:
(a)any guarantee or indemnity granted by the Borrower in the ordinary course of its banking arrangements to facilitate the operation of bank accounts of the Borrower;
(b)any guarantee or indemnity granted by the Shareholder in the ordinary course of its banking arrangements to facilitate the operation of bank accounts of the Shareholder;
(c)any guarantee or indemnity granted by any member of the Group (other than the Borrower) in the ordinary course of its banking arrangements to facilitate the operation of bank accounts of that member of the Group;
(d)any guarantee or counter-indemnity by the Senior Borrower and/or its Subsidiaries in respect of Permitted Financial Indebtedness permitted to be incurred by the Senior Borrower and/or its Subsidiaries;
(e)any guarantee by a member of the Group (other than the Borrower) to extent permitted under the terms of the Senior Facilities Agreement in the Approved Form; and
(f)any guarantees given with the prior written consent of the Agent (acting on the instructions of the Majority Lenders);
“Permitted Letting” means any Agreement for Lease or any Occupational Lease of all or any part of the Property which:
(a)is on arm’s length basis and/or at prevailing market rates and on usual market terms, in respect of gross floor area not more than 1,000 (one thousand) square metres of the Property; or
(b)is otherwise consented to by the Agent (acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld));
“Permitted Loan” means:
(a)any trade credit extended and any advance payment made by any member of the Group (other than the Borrower) in the ordinary course of its business in connection with the Development or the operation of the Property;
(b)any loan from the Shareholder to the Borrower constituting Subordinated Debt;
(c)any loan from the Borrower to the Senior Borrower that is funded by equity contributions or Subordinated Debt made by the Shareholder to the Borrower and subject to Springing Security, provided that such loan shall (a) to the extent required under the terms of the Senior Facilities Agreement or any Permitted Refinancing thereof at the time of advancing of such loan, be secured in favour of the secured parties thereunder and be subject to Springing Security or (b) to the extent not required to be secured in favour of the secured parties under the Senior Facilities Agreement in accordance with the terms thereof or the lenders under any Permitted Refinancing in accordance with the terms thereof at the time of incurrence of such Financial Indebtedness, be secured on a first-ranking basis in favour of the Security Agent pursuant to the Senior Borrower Assignment Deed to the extent not prohibited under the terms of the Senior Finance Documents or any Permitted Refinancing thereof; or
(d)any loan in respect of which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent;
“Permitted Other Shareholdings” means:
(a)with respect to the Senior Borrower, any Equity Securities issued to HE&C under the Hanwha Convertible Bonds (or any Permitted Refinancing thereof) representing in the aggregate up to no more than five per cent. of all the shares of the Senior Borrower; and
(b)with respect to the Borrower, the Senior Borrower or the Shareholder, any warrants held pursuant to or any Equity Securities issued pursuant to the Warrant Agreement;
“Permitted Payment” means:
(a)any payment from the Senior Borrower to the Borrower (including, but not limited to, by way of a dividend or other distribution or as a fee);
(b)following the Operations Commencement Date, any payment by the Borrower or the Senior Borrower under any Mohegan Management Agreement and the Development Services Agreements, in each case in the Approved Form, provided that, in each case, (i) no Default is continuing or would result from such payment and (b) the Borrower would be in compliance with Clauses 19.1 (DSCR), 19.2 (Net Leverage) and 20.30 (Minimum Cash Balance) on a pro forma basis for such payment, in each case with respect to the most recently ended Calculation Period in respect of which financial statements have been delivered under paragraphs (a), (b) or (c) of Clause 18.1 (Financial Statements)); and
(c)any payment from the Shareholder to its shareholders;
“Permitted Refinancing” means: any refinancing, replacement, extension, refunding, renewal or similar amendment (the “Refinancing”) in respect of the Senior Facilities Agreement and/or the Hanwha Convertible Bonds provided that: (a) the principal amount thereof does not exceed the amount so Refinanced (except by an amount equal to the fees, costs and expenses incurred in connection therewith), (b) the total aggregate amount of interest, fees and original issue discount (if any) applicable thereto is the best reasonably achievable amount in the market at that time (taking into account the terms of such Permitted Refinancing required under paragraphs (a) and (c) through (h) of this definition), (c) the credit support provided by the Borrower and its direct or indirect shareholders in respect thereof (including any security, guarantees or other credit support) shall not be greater than the credit support provided in respect of the indebtedness so Refinanced, (d) the covenants relating to distributions and restricted payments shall not be less favourable to the Lenders than those applicable to the indebtedness so Refinanced without the Lenders’ consent (such consent not to be unreasonably withheld); (e) the final maturity thereof shall not be earlier than the date falling 1 year after the Final Maturity Date, (f) the creditors providing such indebtedness (including any agents or trustees acting on behalf thereof) shall become party to the Intercreditor Side Letter or another letter on terms substantially consistent with the Intercreditor Side Letter or other terms reasonably agreed by the Agent (acting on the instructions of the Lenders) and the Borrower, (g) in respect of any Refinancing of the Hanwha Convertible Bonds, the percentage of shares in the Senior Borrower that may be subject to any conversion thereunder shall not exceed five per cent. and (h) the Borrower shall use commercially reasonable efforts to grant first ranking security over the shares it holds in the Senior Borrower in favour of the Security Agent, provided that if the lenders providing such Refinancing indebtedness require a first-ranking security over the shares in the Senior Borrower, the Borrower shall grant to the Security Agent second-ranking share security in respect of the shares in the Senior Borrower, subject to intercreditor terms reasonably acceptable to the Lenders, the Borrower and the lenders of such Permitted Refinancing;
“Permitted Replacement” means an amendment, modification, renewal, replacement, consolidation, supplement or waiver of the Hotel Management Agreement if such agreement is replaced by another hotel management agreement on terms that are not materially adverse to the interests of the members of the Group and/or the Finance Parties;
“Permitted Security” means:
(a)any Transaction Security;
(b)in respect of the Borrower and the Senior Borrower, any Security securing the Senior Facilities Agreement in the Approved Form in favour of the Facility Agent (as defined in the Senior Facilities Agreement);
(c)any Security arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;
(d)any Security arising pursuant to court proceedings and assessments by authorities being contested in good faith by appropriate proceedings;
(e)any netting or set-off arrangement entered into by (i) the Shareholder or (ii) any member of the Group, in each case with its account bank in the ordinary course of its banking arrangements for the purpose of netting its own debit and credit balances;
(f)with respect to the Senior Borrower:
(i)any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;
(ii)any Security or Quasi-Security created to secure the obligations under the Hanwha Convertible Bonds in the Approved Form;
(iii)any Security or Quasi-Security created to secure the return of the lease deposit or chonsei security deposit of lessees or chonsei right holders of real estate owned by the Senior Borrower; and
(iv)any Security or Quasi-Security created to secure the FF&E Lease Financing;
(g)any Security or Quasi-Security granted by the Shareholder or any member of the Group, with the prior written consent the Agent and Security Agent (acting on the instructions of the Majority Lenders); and

(h)in respect of the Borrower and the Senior Borrower, any Security or Quasi-Security securing any Permitted Financial Indebtedness that constitutes a Permitted Refinancing;
“Permitted Transaction” means any disposal required, Financial Indebtedness incurred, any loan arising, guarantee, indemnity or Security or Quasi-Security given, or other transaction contemplated under and made in accordance with the terms of the relevant Transaction Documents;
“Phase 1B” means the future development adjacent to the Project Site referred to as “Theme Park” or 1B in the Project Plan to be developed in the location shown in the project layout included in page 20 of the Project Plan.
“Phase 1B Cash” has the meaning given to that term in Clause 20.30 (Minimum Cash Balance);
“Phase 1B Co-Guarantee Agreement” means the guarantee agreement entered into by the Sponsor or a Sponsor Affiliate (other than any member of the Group) relating to its guarantee of the obligations of the Senior Borrower relating to the development of Phase 1B.
“Phase 1B Project Performance Guarantee Agreement” shall have the meaning given to it in the Senior Facilities Agreement;
“Phase 1B Spin-off” means the sale, transfer, spin-off, contribution or other disposal (for as low as no consideration) in one or more steps of assets relating to the development, construction or operation of Phase 1B and not necessary for the development, construction or operation of the Project (including but not limited to all registered and unregistered design rights, copyrights, rights in confidential information, trademarks, service marks, trade names, domain names, logos, know-how, and any associated or similar intellectual property rights, in each case created, conceived, owned, leased, licensed to or developed by or for the Senior Borrower solely with respect to the Phase 1B) and related liabilities by any member of the Group to an entity that is not the Shareholder or a member of the Group, provided such transactions do not have a material adverse effect on the tax arrangements of the Group or are not otherwise materially adverse to the interest of the Secured Parties (other than for the avoidance of doubt by virtue of the loss of the value of the assets the subject of the Phase 1B Spin-off).
“PIK Interest” has the meaning given to that term in Clause 8.1 (Rate of interest);
“PIK Rate” means 17 per cent per annum;
“Prepayment Fee” means the prepayment fee payable in accordance with Clause 10.3 (Prepayment Fee);
“Prerequisites of Notification of Eligibility” has the meaning given to it under the Senior Facilities Agreement;
“Proceeding” means any Claim, suit, action, arbitration, investigation or legal, administrative or other proceeding of any nature, domestic or foreign, civil or criminal, commenced, brought, conducted or heard by or before, or that otherwise involves or may involve any Governmental Agency, arbitrator, mediator, or arbitral or mediation panel pending against a person;
“Project” has the meaning given to it in the recitals to this Agreement and, for the avoidance of doubt, excludes Phase 1B and any theme park or themed attractions other than, for the avoidance of doubt, the Family Park;

“Project Monitor” means the chartered surveyor, architect or equivalent qualification or project monitor or project manager appointed by or on behalf of the Senior Borrower in consultation with the Agent (acting on the instructions of the Majority Lenders) in respect of the Development;
“Project Plan” means the plan for the Project submitted by the Senior Borrower to the MCST on 23 October 2020, delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation);
“Property” means the Project Site, the Buildings and the Family Park;
“Quarter Date” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Quasi-Security” means Quasi-Security as defined in Clause 20.4 (Negative Pledge);
“Rating Agencies” means one or more of Standard & Poor’s Ratings Services, Moody’s Investors Service Limited, and Fitch Ratings Ltd or of their successors, or another recognised statistical securities rating organisation that may be designated by the Agent (acting on the instructions of the Majority Lenders) and “Rating Agency” means any of them;
“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets;
“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
“Relevant Jurisdiction” means, in relation to the Shareholder or any member of the Group (as applicable):
(a)its Original Jurisdiction;
(b)any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;
(c)any jurisdiction where it conducts its business; and
(d)the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it;
“Relevant Proceeds” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Repeating Representations” means each of the representations set out in Clause 17 (Representations) other than those set out in Clause 17.8 (Deduction of Tax), 17.9 (No Registration Requirements, Filing or Stamp Taxes)), 17.10 (Tax), paragraphs (a), (b) and (d) of Clause 17.13 (Financial Statements), Clause 17.15 (No Proceedings Pending or Threatened), Clause 17.24 (Ownership), Clause 17.27 (Insolvency) and paragraph (a) of Clause 17.32 (Gambling and Regulatory Matters);
“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Required Completion Date” means the date falling 21 Months after the Utilisation Date (the “Original Required Completion Date”), or such later date as extended in accordance with Clause 22.1 (Completion and Operation).
“Required Operations Date” means the date falling 31 Months after the Utilisation Date or any later date requested by the Borrower and agreed to by the Agent (acting on the instructions of the Lenders);
“Rules” has the meaning given to that term in Clause 42 (Dispute Resolution);
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any country-wide Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria);
“Sanctioned Person” means, at any time:
(a)any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Republic of Korea or any other applicable sanctions authority with authority to bind the members of the Group;
(b)any person operating, organized or resident in a Sanctioned Country; or
(c)any person owned or controlled by any such person or persons described in the foregoing paragraph (a) or (b) above;
“Secured Obligations” means all money, obligations and liabilities due, owing or incurred by the Borrower and the Shareholder to the Secured Parties under each Finance Document at present or in the future, (whether actual or contingent, whether incurred jointly or severally and whether as principal or surety or in any other capacity whatsoever) except for any money, obligation or liability which, if it were so included, would result in this Agreement contravening section 678 or 679 of the Companies Act 2006;
“Secured Party” means a Finance Party, a Receiver or any Delegate;
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, including, without limitation, any Lien;
“Security Asset” means all of the assets of the Shareholder or the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security;
“Security Document” means any of the following documents:
(a)the Debenture;
(b)the Borrower Share Charge;
(c)the Subordination and Assignment Deed;
(d)the Springing Security;

(e)any other document evidencing or creating Security over any asset to secure any obligation of the Sponsor, the Borrower or the Shareholder to a Secured Party under the Finance Documents; or
(f)any other document designated as such by the Agent, Security Agent and the Borrower;
“Security Property” means:
(a)the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;
(b)all obligations expressed to be undertaken by the Sponsor, the Borrower or the Shareholder to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by the Borrower or any other person in favour of the Security Agent as trustee for the Secured Parties; and
(c)any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties.
“Senior Borrower” means Inspire Integrated Resort Co., Ltd., a Chusik Hoesa (joint stock corporation), with Registration Number 120111-0762874 and registered office at: D-1603, 30 Songdo Miraero, Yeonsu-gu, Incheon, Korea.
“Senior Borrower Assignment Deed” means a deed of assignment by way of security of any shareholder loan granted to the Senior Borrower by the Borrower or any of its Affiliates, to be entered into between the Senior Borrower, the Senior Borrower’s creditor under such shareholder loan and the Security Agent.
“Senior Borrower Share Pledge” means the first or, as the case may be, second ranking share pledge over all the shares of the Senior Borrower to be entered into between the Borrower as pledgor and the Security Agent as pledgee;
“Senior Facilities” means the facilities made available under the Senior Facilities Agreement;
“Senior Facilities Agreement” means the facilities agreement dated on 24 September 2021 entered into between, among others, the Senior Borrower as borrower, the financial institutions listed therein as original lenders and Kookmin Bank Co., Ltd as facility agent providing for loans up to the aggregate principal amount of KRW1,040,000,000,000;
“Senior Facilities Discharge Date” means the date upon which the obligations under the Senior Facilities are repaid in full;
“Senior Finance Documents” means the “Financing Documents” as defined under the Senior Facilities Agreement;
“Senior Secured Parties” means the secured parties under each of the Collateral Documents;
“Single Purpose Entity” means a person that, except as otherwise expressly provided in the Finance Documents:

(a)is not engaged and will not engage in any business or activity (including trading, ownership of assets or incurrence of liabilities) other than any Permitted Borrower/Shareholder Activities;
(b)does not and will not commingle its assets with those of any other person; and
(c)has books, records, accounts, and financial statements, as applicable, which are separate and apart from those of any other person.
“Specifications” means the drawings, plans and specifications for the Development which have been supplied to, and approved by, the Agent (acting on the instructions of the Lenders) and the Project Monitor under Clause 4.1 (Initial Conditions Precedent to the Utilisation), as may be amended in accordance with this Agreement;
“Sponsor” means Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment, a governmental instrumentality of the Tribe;
“Sponsor Indemnity” means the indemnity agreement dated on or about the Facility Agreement Date between, among others, the Sponsor, the Tribe and the Agent (on behalf of the Secured Parties);
“Sponsor Affiliate” means in relation to a Sponsor, each of its Affiliates (which shall include any representatives, political subunits or councils, agencies or instrumentalities thereof and the Tribe), any trust of which that Sponsor or any of its Affiliates is a trustee, any partnership of which that Sponsor or any of its Affiliates is a partner and any trust, fund, partnership or other entity which is represented by, managed by, advised by, owned by, or is under the control of, that Sponsor or any of its Affiliates;
“Springing Security” means, when delivered, the Senior Borrower Share Pledge and the Senior Borrower Assignment Deed (if any), in each case, entered into on or about the Senior Facilities Discharge Date;
“Subordinated Creditor” means the Shareholder, the Sponsor and any subsidiary of the Sponsor (other than any member of the Group) that is a party from time to time to the Subordination and Assignment Deed or such other subordination and assignment agreement on terms reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders), including customary European intercreditor arrangements with regards to distressed disposals and release of subordinated indebtedness on the enforcement of share security (it being understood that the subordination provisions substantially consistent with those included in the Sponsor Indemnity shall be considered satisfactory);
“Subordinated Debt” means all and any debt or other payment obligations owed by (a) the Borrower to the Shareholder, and (b) the Senior Borrower to the Sponsor or any Sponsor Affiliate (other than any member of the Group), provided in each case, that such debt or obligations are (i) governed by English law and (ii) subordinated to the Secured Obligations and subject to Security in favour of the Security Agent pursuant to the Subordination and Assignment Deed or such other subordination arrangement and/or Security in favour of the Security Agent (in a form acceptable to the Security Agent (acting on the instructions of the Majority Lenders));
“Subordination and Assignment Deed” means to the extent (a) the Shareholder makes any loan or other financial accommodation to the Borrower, or (b) any Sponsor Affiliate (other than a member of the Group) becomes a creditor (by providing any loan or other financial accommodation, by subrogation or otherwise) of the Shareholder or any member of the Group, a subordination and assignment deed entered into between the Subordinated Creditor or such Sponsor Affiliate as subordinated creditor, the relevant member of the Group as subordinated debtor and the Security Agent as security agent;
“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent of the voting capital or similar right of ownership and “control” for this purpose means the power to appoint or remove all or the majority of, the board of directors or other equivalent officers of the entity or otherwise direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);
“Tax Deduction” has the meaning given to that term in Clause 11 (Tax Gross Up and Indemnities);
“Tax Structure Memorandum” means the tax structure memorandum titled “UK and Jersey corporation tax implications in respect of proposed Loan, Warrants and Options” prepared by Deloitte and delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent to the Utilisation).
“Test Date” has the meaning given to that term in Clause 19.3 (Financial Definitions);
“Third Party Buyer” means, with respect to any person, a person who is not an Affiliate of such person;
“Total Commitments” means the aggregate of the Commitments being USD 275,000,000 at the date of this Agreement.
“Trade Sale” has the meaning given to that term in Clause 7.3 (Trade Sale Prepayment);
“Transaction Documents” means:
(a)the Finance Documents;
(b)the Warrant Agreement;
(c)the Valuation Side Letter; and
(d)any other document designated as such by the Agent and the Borrower;
“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents;
“Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower;
“Treasury Transaction” means any derivative transaction entered into in connection with protections against or benefit from fluctuation in any rate or price;
“Tribe” means The Mohegan Tribe of Indians of Connecticut, a federally recognized U.S. Indian tribe;

“Turnover Side Letter” means that certain side letter entered into on or around the Facility Agreement Date between, among others, the Agent, the Mohegan Manager and the Senior Borrower.
“Unpaid Sum” means any sum due and payable but unpaid by the Sponsor, the Borrower and/or the Shareholder under the Finance Documents;
“US” means the United States of America;
“US Tax Obligor” means:
(a)the Borrower, if it is resident for tax purposes in the US; or
(b)the Shareholder, to the extent its payments under the Finance Documents are from sources within the US for US federal income tax purposes;
“Utilisation” means the utilisation of the Facility;
“Utilisation Date” means the date of the Utilisation;
“Utilisation Request” means the notice substantially in the form set out in Schedule 4 (Form of Utilisation Request);
“Valuation Side Letter” means that certain letter regarding the valuation of the Warrants (as defined in the Warrant Agreement) entered into on or around the date hereof, between, among others, the Original Lenders, the Borrower and the Shareholder;
“VAT” means:
(a)any value added tax imposed by the Value Added Tax Act 1994; and
(b)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);
(c)any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere (including, without limitation, goods and services tax as provided for under the Goods and Services Tax (Jersey) Law 2007);
“Warrant Agreement” means the warrant agreement dated on or about the Facility Agreement Date between, among others, the Shareholder as the company, the Borrower, the Senior Borrower and an Affiliate of Bain SPV as the original warrantholder;
“Working Capital” has the meaning given to that term in Clause 19.3 (Financial Definitions); and
“Working Capital Facility” shall have the meaning given to that term in the Senior Facilities Agreement.
1.2 Construction
(a)Unless a contrary indication appears, any reference in this Agreement to:
(i)The “Agent”, the “Security Agent”, the “Lender”, any “Finance Party”, any “Secured Party”, any “Senior Secured Party”, any “Party” or any

other person shall be construed so as to include its successors in title, permitted assigns, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)an “amendment” includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment, replacement (however fundamental and whether or not more onerous) and “amended” will be construed accordingly;
(iii)“assets” includes present and future properties, revenues and rights of every description;
(iv)“disposal” includes a conveyance, sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;
(v)without prejudice to any prohibition on amendments in this Agreement, a “Finance Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated in accordance with the terms hereof, including any change in the purpose of, any extension of or any increase in the amount of, a facility or any additional facility;
(vi)“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(vii)“including” means including without limitation and “includes” and “included” shall be construed accordingly;
(viii)“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(ix)a “person” includes any individual, firm, company, corporation, unincorporated association or body (including partnership, trust, fund, joint venture or consortium), government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);
(x)a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(xi)“rent” and “rental” payable under any lease document includes rent, licence fee and other fee for any rights of use or occupation thereunder;
(xii) “set off” includes rights of retention, claims of compensation and rights to balance accounts on insolvency;

(xiii)a “tenant” of the Property or any part thereof includes the lessee, tenant, licensee or any other person who is granted a sub-lease, lease, tenancy, licence or any other right of use or occupation or right to receive rent or other income in respect of the Property or that part thereof;
(xiv)one gender shall include reference to the other genders;
(xv)a provision of law is a reference to that provision as amended or re-enacted and includes any subordinate legislation; and
(xvi)a time of day is a reference to Seoul time.
(b)Section, clause and schedule headings are for ease of reference only.
(c)A Default is “continuing” if it has not been remedied or waived in writing.
(d)An Event of Default is “continuing” if it has not been waived or remedied.
(e)Where a provision of a Finance Document provides for the requirement of any consent, approval or permission of a Finance Party, such provision shall be construed as a requirement for such consent, approval or permission in writing.
(f)To the extent there is a reference herein to an obligation of the Shareholder or a member of the Group, the Borrower shall procure the compliance with such obligation by that entity.
(g)Unless a contrary indication appears, where this Agreement specifies an amount in a given currency (the “specified currency”) or its “equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the spot rate of exchange then available to the Agent (or, if the Agent does not have an available spot rate of exchange, any publicly available spot rate of exchange selected by the Agent (acting reasonably)) for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.
(h)Any defined terms used in this Agreement that have been incorporated by reference to such terms as defined under the Senior Facilities Agreement shall be governed by English law but be interpreted in accordance with Korean law and in the event there is an inconsistency between the Korean language version and the English language translation, then the Korean language version shall prevail.
(i)The lease granted under the Implementation Agreement shall for all purposes under this Agreement be treated as an operating lease irrespective of its treatment under applicable GAAP.
(j)Any reference to “principal” and “principal amount” of the Loan shall include any PIK Interest capitalised in accordance with this Agreement.
1.3Currency symbols and definitions
“KRW” denotes the lawful currency of the Republic of Korea.
“USD”, “US dollars”, or “US$” denote the lawful currency of the US.

1.4Contracts (Rights of Third Parties) Act
(a)Unless expressly provided to the contrary in a Finance Document, a person who is not a party to that Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of that Finance Document.
(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time.
(c)Any Receiver, any Delegate or any officer, employee or agent of the Finance Parties and/or the BCC LP may, subject to this Clause 1.4 (Contracts (Rights of Third Parties) Act) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.
1.5Jersey Terms
In each Finance Document, where it relates to a person: (i) incorporated; (ii) established; (iii) constituted or (iv) formed, in each case, in Jersey, a reference to:
(a)a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991, any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991, and any other similar proceedings affecting the rights of creditors generally under Jersey law;
(b)a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Authorisés or any other person performing the same function of each of the foregoing;
(c)security or a security interest includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and
(d)any analogous proceedings or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or formal step being taken in relation to an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration).
2.THE FACILITY
Subject to the terms of this Agreement:
(a)the Lenders make available to the Borrower a US dollar term loan facility in an aggregate amount equal to the Total Commitments; and
(b)the Borrower shall borrow the Loan in the amount of the Total Commitments on the Utilisation Date.

3.PURPOSE
3.1Purpose
The Borrower shall apply all amounts borrowed under the Facility towards:
(a)making a capital contribution of up to USD 275,000,000 to the Senior Borrower for the purpose of partially funding the Development and for working capital of the Senior Borrower;
(b)payment of any fees, costs and expenses incurred by the Borrower in connection with the Facility or otherwise contemplated by the Finance Documents; and
(c)such other purpose permitted by law as may be agreed to by the Agent (acting on the instructions of the Majority Lenders).
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.CONDITIONS OF UTILISATION
4.1Initial Conditions Precedent to the Utilisation
(a)The Lenders will only be obliged to comply with Clause 5.4 (Funding) with respect to the Facility if on or prior to the Utilisation Date the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Initial Conditions Precedent (Prior to Delivery of Utilisation Request)) in form and substance satisfactory to it (acting reasonably).
(b)The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.
4.2Further Conditions Precedent
The Lenders will only be obliged to comply with Clause 5.4 (Funding) if on the date of the Utilisation Request and the proposed Utilisation Date:
(a)the Agent has received the duly completed Utilisation Request;
(b)no Default is continuing or would result from the proposed Loan;
(c)the Repeating Representations are true in all material respects; and
(d)no Change of Control has occurred.
4.3Maximum Number of Loan
Not more than one Loan shall be outstanding at any time.

5.UTILISATION
5.1Delivery of Utilisation Request
The Borrower shall deliver to the Agent a duly completed Utilisation Request not later than 12 p.m. (Seoul time) on the date falling 2 Business Days prior to the Utilisation Date for utilising the Facility.
5.2Completion of Utilisation Request
(a)The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)it specifies the purpose of the Loan to be drawn;
(ii)it specifies the proposed Utilisation Date is a Business Day within the Availability Period; and
(iii)the currency and amount of the Utilisation (which must comply with Clause 5.3 (Currency and Amount)).
(b)Only one Loan may be requested in the Utilisation Request.
5.3Currency and Amount
(a)The currency specified in the Utilisation Request must be US dollars.
(b)The amount of the proposed Loan must be equal to the Total Commitments.
5.4Funding
(a)If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of Utilisation Request) to 5.3 (Currency and Amount) have been met, each Lender shall make its participation in the Loan available on the Utilisation Date.
(b)The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.
5.5Cancellation of Commitment
The Commitments which, at that time, are unutilised shall be immediately cancelled at 5.00 p.m. on the earlier of the Utilisation Date and the last day of the Availability Period.
6.REPAYMENT
6.1Repayment of Loan
The Borrower shall repay the Loan in full on the Final Maturity Date.
6.2Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.

7.PREPAYMENT AND CANCELLATION
7.1Illegality
If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(a)that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)upon the Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Payment Date occurring immediately after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.
7.2Change of Control
(a)The Borrower shall promptly (and in any event at least 30 calendar days prior to the completion thereof) notify the Agent of any proposed Change of Control.
(b)Upon the occurrence of a Change of Control:
(i)the Facility shall be immediately cancelled; and
(ii)the Borrower shall immediately prepay the whole Loan.
(c)For the purpose of paragraph (a) above, “Change of Control” means any of the following occurring (i) without the prior written consent of the Lenders or (ii) other than as a result of an IPO (and Change of Control shall include any agreement or arrangement (including any derivative or participation contract) which has the effect of reducing the legal, beneficial, or economic interest of any person referred to below, to below the specified level):
(i)the Sponsor ceasing to control the Shareholder;
(ii)the Shareholder ceasing to be the direct legal and beneficial owner of 100 per cent of the issued shares of, or ceasing to have control of, the Borrower except of the Permitted Other Shareholdings;
(iii)the Borrower ceasing to be the direct legal and beneficial owner of 100 per cent. of the shares of, or ceasing to have control of, the Senior Borrower except of the Permitted Other Shareholdings; and
(iv)the Senior Borrower, in one or a series of related transactions, ceasing to own all or substantially all of its assets.
(d)For the purposes of paragraph (c) above, a company shall be treated as “controlled” by a person if that person is able, directly or indirectly, to direct the affairs or policies of that company (whether through ownership of voting securities or otherwise) and/or to control the composition of as least half of the members of the board of directors or equivalent body of that company and “control” shall be construed accordingly.
7.3Trade Sale Prepayment
(a)The Borrower shall promptly (and in any event at least 30 calendar days prior to the completion thereof) notify the Agent of any proposed Trade Sale.
(b)Upon the occurrence of a Trade Sale:
(i)the Facility shall be immediately cancelled;
(ii)the Borrower shall immediately prepay the whole Loan.
(c)For the purpose of paragraph (a) above:
“Equity Securities” means, with respect to any person, any and all shares, membership interests, units, profits interests, ownership interests, equity interests, registered capital or similar securities convertible into, or exchangeable or exercisable for, such securities of such person, and options, warrants, convertible or exchangeable securities, subscriptions, rights (including any pre-emptive or similar rights), calls or other rights to purchase, acquire or receive any of the foregoing; and
“Trade Sale” means, without the prior written consent of the Agent (acting on the instructions of the Lenders), a sale or disposal of any Equity Securities in the Shareholder, the Borrower, the Senior Borrower or any other member of the Group, or all or substantially all assets of any of the foregoing to a Third Party Buyer, other than (i) a sale or assignment of the equity securities from a Permitted Other Shareholdings or (ii) pursuant to an IPO.
7.4IPO Prepayment
(a)The Borrower shall promptly (and in any event at least 30 calendar days prior to the completion thereof) notify the Agent of any proposed IPO.
(b)Upon the occurrence of a IPO, the Borrower shall:
(i)immediately prepay the Loan in an amount of principal and interest equal to the IPO Prepayment Proceeds; and
(ii)if the Loan has not been prepaid in whole pursuant to paragraph (b)(i) above (or otherwise under this Agreement), prepay the remaining amount of the whole Loan within one calendar year from the occurrence of the IPO.
(c)For the purpose of this Agreement:
(i)“IPO” means an initial public offering involving the listing or the admission to trading of all or any part of the Equity Securities of the Shareholder, the Borrower, the Senior Borrower or any other member of the Group on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country; and
(ii)“IPO Prepayment Proceeds” means the net amount of the cash proceeds received by the Shareholder, the Borrower, the Senior Borrower, the relevant member of the Group or the relevant parent company thereof as a result of the IPO, after deduction of any costs, expenses, commissions, fees and taxes incurred in connection with the IPO.
7.5Voluntary Prepayment of Loan
The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD10,000,000 and in integral multiples of USD100,000).
7.6Restrictions
(a)Any notice of prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other financing, in which case such other notice may be revoked by the Borrower (by notice to the Agent on or prior the specified effective date) if such condition is not satisfied and subject to the Borrower, within 10 (ten) Business Days of demand, reimbursing the Finance Parties for the amount of all duly documented costs and expenses (including legal fees) reasonably incurred by them in connection therewith.
(b)Any prepayment under this Agreement or any repayment following the Agent’s notice served on the Borrower under Clause 23.20 (Acceleration) (other than pursuant to Clause 7.1 (Illegality)) shall be made together with (i) all interest accrued, unpaid and uncapitalised on the amount prepaid or repaid, as applicable as of the date the prepayment or repayment, as applicable, is made (other than accrued PIK Interest already capitalised in previous Interest Periods), (ii) the Prepayment Fee (if any) and (iii) all other amounts owing under the Finance Documents, without premium or penalty.
(c)The Borrower may not reborrow any part of the Facility which is prepaid.
(d)No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.
7.7Right of Cancellation and Repayment
(a)If:
(i)any sum payable to any Lender by the Borrower or the Shareholder is required to be increased under paragraph (c) of Clause 11.2 (Tax Gross Up); or
(ii)any Lender claims indemnification from the Borrower or the Shareholder under Clause 11.3 (Tax Indemnity) or Clause 12.1 (Increased Costs),
    the Borrower may, whilst the circumstances giving rise to the requirement             for that increase or indemnification continues, give the Agent notice of             cancellation of the Commitment of that Lender and its intention to procure             the repayment of that Lender’s participation in the Utilisations.

(b)On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Available Commitments of that Lender shall be immediately reduced to zero.
(c)On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower, if a Utilisation is outstanding, shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.
8.INTEREST
8.1Rate of interest
The rate of interest on the Loan is the percentage rate per annum which is the PIK Rate (the “PIK Interest”), provided that such rate may be increased as specified in Clause 22.1 (Completion and Operation) in respect of the period specified in such Clause.
8.2Payment of PIK Interest
(a)The PIK Interest on the Loan shall be compounded and capitalised so as to increase (and be treated for all purposes to be part of) the outstanding principal amount of the Loan on each relevant Interest Payment Date and shall be payable on the earliest to occur of:
(i)the Final Maturity Date;
(ii)the date on which the whole Loan is prepaid or repaid in full; and
(iii)any other date as agreed between the Agent (acting on the instructions of the Lenders) and the Borrower.
(b)The aggregate amount of the Loan (including all PIK Interest capitalised under paragraph (a) above) shall bear interest in accordance with Clause 8.1 (Rate of interest).
8.3Payment of PIK Interest in cash
Notwithstanding Clause 8.2 (Payment of PIK Interest), the Borrower may deliver a written notice to the Agent not less than five Business Days prior to an Interest Payment Date electing to pay in cash the PIK Interest accrued or to be accrued as of that Interest Payment Date, which shall therefore not be capitalised on that day, provided that any such cash payment shall not be funded from the proceeds of the Loan.
8.4Default Interest
(a)If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 3.00 (three) per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)Any interest accruing under this Clause 8.4 (Default Interest) shall be immediately payable by the Borrower on demand by the Agent.
(c)If any overdue amount consists of all or part of the Loan which became due on a day prior to the Final Maturity Date:
(i)the first Interest Period for that Unpaid Sum shall have a duration equal to the period to the Final Maturity Date; and
(ii)the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 3.00 (three) per cent. higher than the rate which would have applied if the Unpaid Sum had not become due.
(d)Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum on the next Interest Payment Date but will remain immediately due and payable.
(e)Any default interest that would otherwise be applicable in respect of any Unpaid Sums due upon an Event of Default resulting from the breach of Clause 22.1 (Completion and Operation) shall not be applicable in respect of any period in which the increase in PIK Interest applies pursuant to that clause.
9.INTEREST PERIODS
9.1Length of Interest Periods
(a)Subject to this Clause 9 (Interest Periods), the duration of each Interest Period shall be three Months.
(b)Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period and end on the next Interest Payment Date.
(c)An Interest Period for the Loan shall not extend beyond the Final Maturity Date.
9.2Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10.FEES
10.1Agency Fee
The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.
10.2Security Agent Fee
The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

10.3Prepayment Fee
(a)Subject to paragraphs (b) to (d) below, the Borrower shall pay to the Agent the prepayment fee set out below on the date of any prepayment or repayment by it of all or any part of the Loan pursuant to Clause 7 (Prepayment and Cancellation) (other than Clause 7.1 (Illegality)) or following the Agent’s notice served on the Borrower under Clause 23.20 (Acceleration).
(b)If the prepayment or repayment occurs during the period from the Utilisation Date to and including the third anniversary of the Utilisation Date (the “Make-Whole Period”), the amount of the prepayment fee shall be equal to an amount such that the aggregate of (i) such prepayment fee and (ii) the principal amount so prepaid (including, for the avoidance of doubt, any capitalised PIK Interest), and (iii) all cash interest payments already received by the Lender in respect of the principal amount of the Loan so prepaid on or before the relevant prepayment date, shall be an amount equal to a multiple of 1.65x of the original principal amount of the Loan so prepaid (excluding, for this purpose, any PIK Interest capitalised prior to the date of such prepayment).
(c)If the prepayment or repayment occurs after the Make-Whole Period, a prepayment fee in an amount such that the aggregate of (i) such prepayment fee, (ii) the principal amount of the Loan so prepaid (including, for the avoidance of doubt, any capitalised PIK Interest) and (iii) all cash interest payments already received by the Agent in respect of the principal amount of the Loan so prepaid on or before the relevant prepayment date, shall be an amount yielding a 18.00 per cent per annum internal rate of return of the Lenders on the amount so prepaid (excluding any PIK Interest).
(d)For the avoidance of doubt, the Borrower shall in no event be required to pay any prepayment fee under both paragraphs (b) and (c) above with respect to the same prepayment by the Borrower.
10.4Exclusivity Period
The Borrower acknowledges and agrees that:
(a)for the purposes of the “Project Inspire Key Commercial Terms – BCC Loans and Warrants” term sheet dated September 8, 2020 between the Borrower, MGE Korea Holding Limited and BCC LP, the “Exclusivity Period” (as defined therein) shall be extended to 11:59 p.m. Korea Standard Time on the earlier of (x) the last day of the Availability Period and (y) the Utilisation Date;
(b)BCC LP shall be entitled to rely on this Clause 10.4 as a third-party beneficiary.
11.TAX GROSS UP AND INDEMNITIES
11.1Definitions
(a)In this Agreement:
“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Borrower, which:
(a)where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated

opposite that Lender’s name in Part II of Schedule 1 (The Original Parties) is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or
(b)where it relates to a Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender and is filed with HM Revenue & Customs within 30 days of the date that Treaty Lender becomes a Party as a Lender.
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Qualifying Lender” means:
(a)a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)a Lender:
which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or
in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(ii) a Lender which is:
a company resident in the United Kingdom for United Kingdom tax purposes;
a partnership each member of which is:
(1)a company so resident in the United Kingdom; or
(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or
(iii)a Treaty Lender; or
(b)a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.
“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)a company resident in the United Kingdom for United Kingdom tax purposes;
(b)a partnership each member of which is:
(i)a company so resident in the United Kingdom; or
(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or
(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax;
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction; and
“Tax Payment” means either the increase in a payment made by the Shareholder or the Borrower to a Finance Party under Clause 11.2 (Tax Gross Up) or a payment under Clause 11.3 (Tax Indemnity).
“Treaty Lender” means a Lender which:
(a)is treated as a resident of a Treaty State for the purposes of the Treaty;
(b)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(c)fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under a Finance Document, subject to the completion of any necessary procedural formalities.
“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest; and
“UK Non-Bank Lender” means a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party as a Lender.
(b)Unless a contrary indication appears, in this Clause 11 (Tax Gross Up and Indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
11.2Tax Gross Up
(a)The Shareholder and the Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Borrower shall promptly upon becoming aware that it or the Shareholder must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, the Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.
(c)If a Tax Deduction is required by law to be made by the Borrower or the Shareholder, the amount of the payment due from the Borrower or the Shareholder shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or
(ii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “Qualifying Lender” and:
(A)an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Shareholder or from the Borrower a certified copy of that Direction; and
(B)the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “Qualifying Lender” and:
(A)the relevant Lender has not given a Tax Confirmation to the Borrower; and
(B)the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrower, on the basis that the Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or
(iv)the relevant Lender is a Treaty Lender and the Borrower or the Shareholder (as applicable) making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.
(e)If the Borrower or the Shareholder is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(f)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower or the Shareholder (as applicable) making that Tax Deduction shall deliver to the Agent a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
(g)
(i)Subject to paragraph (ii) below, a Treaty Lender and the Borrower or the Shareholder (as applicable) which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower or the Shareholder (as applicable) to obtain authorisation to make that payment without a Tax Deduction.
(ii)
(A)A Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in this Agreement; and
(B)a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:
(i)a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or
(ii)a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:
(A)that Borrower DTTP Filing has been rejected by HM Revenue & Customs;
(B)HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing; or
(C)HM Revenue & Customs has given the Borrower authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired, and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.
(i)If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph  (g)(ii) above, neither the Borrower or the Shareholder shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.
(j)A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to Agent for delivery to the relevant Lender.
(k)A UK Non-Bank Lender shall promptly notify the Borrower and the Agent if there is any change in the position from that set out in the Tax Confirmation.
11.3Tax Indemnity
(a)The Borrower shall, within three Business Days of demand by the Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party (acting reasonably) determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document (and, for the avoidance of doubt, any loss, liability or cost suffered for or on account of Tax in respect of or in relation to the Warrant Agreement or the transactions contemplated by the Warrant Agreement shall not be regarded as a loss, liability or cost suffered for or on account of Tax in respect of a Finance Document).
(b)Paragraph (a) above shall not apply:
(i)with respect to any Tax assessed on a Finance Party:
(A)under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party (but, for the avoidance of doubt, not including any sum deemed to be received or receivable by that Finance Party); or
(ii)to the extent a loss, liability or cost:
(A)is compensated for by an increased payment under Clause 11.2(Tax Gross Up); or
(B)would have been compensated for by an increased payment under Clause 11.2 (Tax Gross Up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 11.2 (Tax Gross Up) applied; or
(C) relates to a FATCA Deduction required to be made by a Party.
(c)A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Borrower of the event which will give, or has given, rise to the claim.
(d)A Protected Party shall, on receiving a payment from the Borrower under this Clause 11.3, notify the Agent.
11.4Tax Credit
If the Borrower or the Shareholder makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)that Finance Party has obtained and utilised that Tax Credit, that Finance Party shall pay an amount to the Borrower or the Shareholder (as applicable) which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower or the Shareholder (as applicable).
11.5 Lender status confirmation
Each Lender which is not an Original Lender shall indicate, in the documentation which it executes on becoming a Party as a Lender, which of the following categories it falls in:
(a)not a Qualifying Lender;
(b)a Qualifying Lender (other than a Treaty Lender); or
(c)a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 11.5 then that Lender shall be treated for the purposes of this Agreement (including by the Borrower and the Shareholder) as if it is not a Qualifying Lender until such time as it notifies the Borrower which category applies. For the avoidance of doubt, the documentation which a Lender executes on becoming a Party as a Lender shall not be invalidated by any failure of a Lender to comply with this Clause 11.5.
11.6Stamp taxes
The Borrower shall:
(a)pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and
(b)within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that the Finance Party incurs in relation to any stamp duty, registration or other similar Tax payable in respect of any Finance Document, in each case except for any such Tax payable in respect of (i) a voluntary registration of any Finance Document by the Security Agent when such registration is or was not required to maintain, preserve, establish or enforce the rights of the Finance Parties under that Finance Document or (ii) an assignment, transfer, sub participation or sub contract by a Lender of any of its rights or obligations pursuant to Clause 25 (Changes to the Lenders). For the avoidance of doubt, Taxes payable in respect of or in relation to the Warrant Agreement or the transactions contemplated by the Warrant Agreement shall not be regarded as payable in respect of a Finance Document for the purposes of this Clause 11.6.
11.7VAT
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 11.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
(e)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
11.8FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
(B)not a FATCA Exempt Party;
(ii)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and
(iii)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.
(b)If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)Paragraph (a) above shall not oblige a Finance Party to do anything and paragraph (a)(iii) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;

(ii)any fiduciary duty; or
(iii)any duty of confidentiality.
(d)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
11.9FATCA Deductions
(a)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall reasonably promptly, upon becoming aware that it must make a FATCA Deduction, notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.
12.INCREASED COSTS
12.1Increased Costs
(a)Subject to Clause 12.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)compliance with any law or regulation made after the Facility Agreement Date.
The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.
(b)In this Agreement, “Increased Costs” means:
(i)a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)an additional or increased cost; or
(iii)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by that Finance Party of any of its obligations under any Finance Document.

12.2Increased cost claims
(a)A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.
(b)Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
12.3Exceptions
Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)attributable to a Tax Deduction required by law to be made by the Borrower or the Shareholder;
(b)attributable to a FATCA Deduction required to be made by a Party;
(c)compensated for by Clause 11.3 (Tax Indemnity) (or would have been compensated for under Clause 11.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 11.3 (Tax Indemnity) applied); or
(d)attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.
13.OTHER INDEMNITIES
13.1Currency Indemnity
(a)If any sum due from the Borrower or the Shareholder under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)making or filing a claim or proof against the Borrower or the Shareholder (as applicable); or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each of the Borrower and the Shareholder waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
13.2Other Indemnities
The Borrower shall (and shall procure that the Shareholder will) within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)the occurrence of any Event of Default;
(b)a failure by the Borrower, the Shareholder or the Sponsor to pay any amount due under a Finance Document on its due date or in the relevant currency;
(c)funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone);
(d)the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; and
(e)any information produced or approved by the Shareholder or any member of the Group being misleading and/or deceptive in any material respect, save to the extent such cost, loss or liability is solely the result of gross negligence, wilful misconduct or breach by a Secured Party of the Finance Documents.
13.3Indemnity to the Agent
The Borrower shall promptly indemnify the Agent against:
(a)any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(i)investigating any event which it reasonably believes is a Default;
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(iii)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(b)any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.
13.4Indemnity to the Security Agent
(a)The Borrower shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:
(i)any failure by the Borrower to comply with its obligations under Clause 15 (Costs and Expenses);
(ii)acting or relying on any notice or request which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)the taking, holding, protection or enforcement of the Transaction Security;
(iv)the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)any default by the Sponsor, the Shareholder or the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or
(vi)acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the assets of the Shareholder and the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security (otherwise, in each case, than by reason of the relevant Security Agent's, Receiver's or Delegate's gross negligence or wilful misconduct).
(b)The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the assets of the Shareholder and the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 13.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.
13.5Indemnity as continuing obligation
Each indemnity given by the Borrower and/or the Shareholder under or in connection with a Finance Document is a continuing obligation, independent of the Borrower’s and/or the Shareholder’s other obligations under or in connection with that or any other Finance Document and survives after that Finance Document is terminated.
14.MITIGATION BY THE LENDERS
14.1Mitigation
(a)Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax Gross Up and Indemnities) or Clause 12 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)Paragraph (a) above does not in any way limit the obligations of the Borrower or the Shareholder under the Transaction Documents.
14.2Limitation of Liability
(a)The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under Clause 14.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
15.COSTS AND EXPENSES
15.1Transaction Expenses
The Borrower shall (or shall procure that the Shareholder will) within ten Business Days of demand pay (or cause to be paid to) each of the Agent, the Security Agent and the Original Lenders the amount of all duly documented costs and expenses (including legal fees) properly incurred by either of them (and, in the case of the Security Agent, any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution and perfection of:
(a)the “Project Inspire Key Commercial Terms – BCC Loans and Warrants” term sheet dated September 8, 2020;
(b)this Agreement and any other documents referred to in this Agreement, the Warrant Agreement or any Finance Document; and
(c)any other Finance Documents executed after the Facility Agreement Date.
15.2Amendment Costs
If (a) the Borrower or the Shareholder requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 32.11 (Change of Currency), the Borrower shall (or shall procure that the Shareholder will), within ten Business Days of demand, reimburse each of the Agent and Security Agent for the amount of all duly documented costs and expenses (including legal fees) properly incurred by the Agent or the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
15.3Termination Fee
The Borrower shall pay to the Agent (on behalf of the Lenders pro rata to their respective Commitments as of the Facility Agreement Date) a termination fee in an amount equal to 10 per cent. of the Commitments as of the Facility Agreement Date on the first Business Day following the expiry of the Availability Period if, following the execution of this Agreement, the Facility is not utilised in full within the Availability Period, provided that no such termination fee shall be payable if the Borrower has delivered and/or satisfied all conditions precedent specified in Clause 4.1 (Initial Conditions Precedent to the Utilisation), Clause 4.2 (Further Conditions Precedent) and Part 1 of Schedule 3 (Initial Conditions Precedent (Prior to Delivery of Utilisation Request)) (other than the condition precedent specified in paragraph 6(c)(iv) (Intercreditor Side Letter) thereof) in form and substance satisfactory to the Agent (acting reasonably).
15.4Enforcement and Preservation Costs
The Borrower shall (or shall procure that the Shareholder will), within three Business Days of demand, pay to each Secured Party the amount of all duly documented costs and expenses (including legal fees of single counsel in each relevant jurisdiction) incurred by that Secured Party in connection with the enforcement of, or the preservation of rights under any Finance Document and/or the Transaction Security (or contemplation thereof) and any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.
16.CASH MANAGEMENT
16.1Bank Accounts
(a)Accounts. The Borrower shall on or prior to the Utilisation Date, maintain an account designated as an “Operating Account” under the Debenture.

(b)Other Accounts. The Borrower may not, without the prior written consent of the Security Agent, (i) maintain any bank account that is located outside of England and Wales, or (ii) maintain any bank account that is not subject to Security under the terms of the Debenture and designated as an “Operating Account” or “Blocked Account” in accordance with the terms of the Debenture.
16.2Control of Accounts
(a)The Blocked Account shall be a blocked account as provided in the Debenture and in this Agreement. The Borrower shall not have any right or authority to unilaterally withdraw any funds from the Blocked Account without the written authorisation of the Security Agent, to the Account Bank.
(b)If an Event of Default has occurred and is continuing, the Security Agent may provide written notice to the Borrower and the relevant Account Bank that withdrawals and transfers from any Operating Account are suspended and the account is blocked (the “Account Suspension Notice”). If, after the Security Agent has provided such Account Suspension Notice, no Event of Default is continuing, the Security Agent shall, at the request of the Borrower, promptly provide written notice to the Borrower and the relevant Account Bank to confirm that withdrawals and transfers from the relevant Operating Account are resumed (the “Account Activation Notice”). For the avoidance of doubt, nothing in this paragraph (b) (of itself) shall be deemed to constitute a waiver of any Event of Default or any Default.
16.3Blocked Account
(a)General. The Borrower shall have sole signing rights in relation to the Blocked Account but the prior consent of the Security Agent is required for any funds transfer or withdrawal from the Blocked Account.
(b)Deposits.
(i)The Borrower must ensure that any amount received or receivable by it is paid into the Blocked Account, except for amounts which are expressly permitted to be deposited into the Operating Account pursuant to paragraph (b) of Clause 16.4 (Operating Account).
(ii)The Borrower must ensure that:
(A)all dividends and other Distributions received from the Senior Borrower;
(B)any proceeds payable to it in connection with a Change of Control;
(C)any proceeds payable to it in connection with a Trade Sale;
(D)any IPO Prepayment Proceeds payable to it in connection with an IPO;
are, promptly upon receipt by it, the Shareholder or any of its Affiliates (as applicable), paid into the Blocked Account.
(iii)If any payment of any amount required by the terms of this Agreement to be paid into the Blocked Account is paid into an Account other than the Blocked Account, the Borrower shall ensure that such amount must be transferred within two Business Days into the Blocked Account.
(c)Withdrawals. With not less than five Business Days’ notice to the Security Agent, the Borrower may withdraw funds from the Blocked Account for payment of Mandatory Prepayment Deductions of the Borrower, and customary professional fees and administrative costs and expenses in the ordinary course of business of the Borrower as a holding company provided that no prior notice will be required in respect of funds to be paid to the Agent for the account of the Secured Parties in accordance with this Agreement (including, but not limited to, in relation to any repayment of the Loan or payment of cash payment of accrued interest on the Loan in accordance with Clause 8.3 (Payment of PIK Interest in cash)).
16.4Operating Account
(a)General. The Borrower has sole signing rights in relation to each Operating Account.
(b)Deposits. The Borrower shall be entitled to deposit or cause to be deposited, from time to time, into any Operating Account:
(i)the proceeds of additional share issuances by the Borrower or other capital contributions to the Borrower made in accordance with the Finance Documents; and/or
(ii)the proceeds of any Subordinated Debt.
(c)Withdrawals. The Borrower may, subject to any restriction in the Debenture, withdraw any amount properly on deposit in any Operating Account for any purpose.
16.5Miscellaneous Accounts Provisions
(a)Any amount received or recovered by the Borrower must be held subject to the Security created by the Finance Documents and immediately be paid to the relevant Account or to the Agent in the same funds as received or recovered.
(b)On the Final Maturity Date or at any time after the Agent has given notice pursuant to Clause 23.20 (Acceleration), the monies standing to the credit of the Accounts (or any of them) may be applied by the Agent in or towards repayment of the Loan and/or in or towards payment of any other amount outstanding under the Finance Documents.
(c)The Agent is not responsible or liable to the Borrower for:
(i)any non-payment of any liability of the Borrower which could be paid out of moneys standing to the credit of an Account; or
(ii)any withdrawal wrongly made, if made in good faith,
unless such non-payment or withdrawal is caused by the gross negligence or wilful misconduct of the Agent.
(d)Each Account may earn interest at such rate as the Borrower may from time to time agree with the Account Bank (as applicable).

(e)The Borrower may pay the Account Bank such reasonable transaction charges and fees as they may from time to time agree with such bank.
17.REPRESENTATIONS
The Borrower, or to the extent any specifically relates to it, the Shareholder, makes the representations and warranties set out in this Clause 17 (Representations) to each Finance Party on the Facility Agreement Date.
17.1Status
(a)The Senior Borrower is a stock corporation, duly incorporated and validly existing and in good standing under the law of its jurisdiction of incorporation.
(b)Each of the Shareholder and the Borrower is a private company limited by shares, duly incorporated and validly existing and in good standing under the law of its jurisdiction of incorporation.
(c)Each of the Senior Borrower, the Shareholder and the Borrower (i) has the power to own its material assets and (ii) has the power to carry on its business as it is being conducted except where failure to do so would not be reasonably likely to have a Material Adverse Effect.
(d)Neither the Shareholder nor the Borrower is a US Tax Obligor.
17.2Binding Obligations
Subject to the Legal Reservations and Perfection Requirements, the obligations expressed to be assumed by each of the Shareholder and the Borrower in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.
17.3Non-conflict with other Obligations
The entry into and performance by each of the Shareholder and the Borrower of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security to which it is a party do not conflict with:
(a)any law or regulation applicable to it in any material respect;
(b)its constitutional documents; or
(c)any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument in any material respect.
17.4Power and Authority
(a)Each of the Shareholder and the Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.
(b)The Senior Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Material Contracts and the Material Financing Agreements to which it is a party and the transactions contemplated by those Material Contracts and the Material Financing Agreements.

(c)No limit on either the Shareholder’s or the Borrower’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
(d)No limit on the Senior Borrower’s powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Material Contracts and/or the Material Financing Agreements to which it is a party.
(e)Each of the Shareholder and the Borrower is acting as principal and for its own account and not as lender or trustee or in any other capacity whatsoever on behalf of any third party.
17.5Validity and Admissibility in Evidence
(a)Subject to the Legal Reservations and Perfection Requirements and except for the registration of the Security Documents and payment of stamp taxes referred to under Clause 17.9 (No Registration Requirements, Filing or Stamp Taxes), all Authorisations required:
(i)to enable each of the Shareholder and the Borrower to lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;
(ii)to enable the Senior Borrower to lawfully to enter into, exercise its rights and comply with its obligations in the Material Contracts and the Material Financing Agreements to which it is a party; and
(iii)to make the Transaction Documents to which each of the Shareholder and the Borrower is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected (or will have been obtained or effected on or prior to the Utilisation Date) and are (or will on and after the Utilisation Date be) in full force and effect.
(b)All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Borrower and the Senior Borrower have been obtained or effected and are in full force and effect except where failure to obtain or effect those Authorisations would not be reasonably be likely to have a Material Adverse Effect.
17.6Compliance with Laws
Each member of the Group is in compliance in all respects with all laws, regulations and covenants applicable to it and/or its assets, except where non-compliance does not have or would not reasonably be expected to have a Material Adverse Effect.
17.7Governing Law and Enforcement
(a)The choice of the governing law of the Finance Documents will be recognised and enforced in each of the Shareholder’s and the Borrower’s Relevant Jurisdictions.
(b)Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in each of the Shareholder’s and the Borrower’s Relevant Jurisdictions.
17.8Deduction of Tax
The Borrower is not required to make any Tax Deduction from any payment it may make under any Finance Document to a Lender which is:
(a)a Qualifying Lender:
(i)falling within paragraph (a)(i) of the definition of “Qualifying Lender”; or
(ii)except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of “Qualifying Lender”; or
(iii)falling within paragraph (b) of the definition of “Qualifying Lender” or;
(b)a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).
17.9No Registration Requirements, Filing or Stamp Taxes
Under the laws of each Relevant Jurisdiction of each of the Shareholder and the Borrower, it is not necessary that the Finance Documents be registered, filed, recorded, notarised, or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to such Finance Documents or the transactions contemplated by such Finance Documents (and, for the avoidance of doubt, neither the entry into the Warrant Agreement nor the transactions contemplated by the Warrant Agreement shall be regarded as a transaction contemplated by the Finance Documents for the purposes of this paragraph) except the registrations required under paragraph (b) of the definition of Perfection Requirements and payment of all associated fees and stamp duty (if any), which registrations, filings and fees will be made and paid promptly after the date of the relevant Security Document within the time periods required under applicable law.
17.10Tax
(a)No member of the Group is materially overdue in the filing of any Tax returns and it is not overdue in the payment of any amount in respect of Tax, unless and only to the extent that:
(i)such payment is being contested in good faith;
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them;
(iii)such payment can be lawfully withheld; and
(iv)failure to file such returns or pay those Taxes does not have or would not reasonably be expected to have a Material Adverse Effect.
(b)No claims or investigations are being, or are reasonably likely to be, made or conducted against it with respect to Taxes such that a liability of, or claim against, any member of the Group of USD 500,000 (or its equivalent in any other currency) or more is reasonably likely to arise.
17.11No Default
(a)No Event of Default and, as at the Facility Agreement Date and the Utilisation Date, no Default is continuing or is reasonably likely to result from the making of the Utilisation or the entry into, or the performance of, or any transaction contemplated by, any Transaction Document.
(b)No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or a termination event (however described) under any other agreement or instrument which is binding on each of the Shareholder or any member of the Group or to which any of its assets are subject which has or would reasonably be expected to have a Material Adverse Effect.
17.12Information
(a)All material information supplied by any of the Shareholder, the Borrower or the Senior Borrower or on its behalf to any Finance Party in connection with the Sponsor, the Shareholder, any member of the Group and/or the Transaction Documents to which any of the foregoing is a party and/or the Property and/or the Project and/or Phase 1B, (taken as a whole) was true and accurate as at the date it was provided or as at any date at which it was stated to be given and did not omit to state any material fact necessary to make such information, in the light of the circumstances under which they were made, not misleading in any material respect.
(b)Any projections contained in the information referred to in paragraph (a) above have been prepared as at their date on the basis of recent historical information and on the basis of assumptions believed by the Shareholder, the Borrower or the Senior Borrower (as applicable) to be reasonable at the time they were made.
(c)As at the Utilisation Date, nothing has occurred since the date of the information referred to in paragraph (a) above which, if disclosed, would make that information untrue or misleading in any material respect.
17.13Financial Statements
(a)The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)The Original Financial Statements give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations during the relevant financial year.
(c)The most recent financial statements delivered pursuant to Clause 18.1 (Financial Statements):
(i)have been prepared in accordance with GAAP as applied to the Original Financial Statements; and
(ii)give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and results of operations during the financial year to which they relate.

(d)Since the date of the Original Financial Statements there has been no Material Adverse Effect.
(e)There are no contingent liabilities or losses that have not been included in the Original Financial Statements or the most recent financial statements delivered pursuant to Clause 18.1 (Financial Statements) (as applicable) and which would have been required to be included in accordance with GAAP.
17.14Pari Passu Ranking
The Borrower’s payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
17.15No Proceedings Pending or Threatened
No litigation, arbitration or administrative proceedings or investigations of, or before any court, arbitral body or agency which are reasonably likely to be adversely determined, and if so determined, would reasonably be expected to have a Material Adverse Effect, have been commenced or (to the best knowledge of the Borrower and/or the Shareholder) threatened in writing against the Borrower and/or the Shareholder.
17.16Title
(a)The Senior Borrower (i) is the sole legal and beneficial holder of the rights under the Leasehold Interest, and (ii) has good and marketable title (subject to any Authorisations required to develop and operate the Project) to the Leasehold Interest free from Security (other than any Permitted Security under paragraphs (b) through (f) of the definition thereof).
(b)All Development Consents required for commencement and implementation of the Development have been or will be obtained and maintained and no event has occurred which would be expected to affect, prevent or delay the Development or any construction or other work necessary for the Development in a manner which has or would reasonably be expected to have a Material Adverse Effect.
17.17Leasehold Interest
(a)Any rent, premium, administrative fees and all other fees payable to the IIAC or any Governmental Agency in respect of the Leasehold Interest (save and except any fees not yet due to be paid) have been duly paid up to date, and the terms and conditions reserved and contained in the Implementation Agreement have been observed and performed up to date to the extent that failure to do so would have or be reasonably likely to have a Material Adverse Effect.
(b)The Senior Borrower has not varied or modified any of the Leasehold Interest or agreed to or permitted any such variation or modification, except pursuant to the Amendment to the Implementation Agreement.
(c)No notice has been received by the Senior Borrower from any Governmental Agency (or any person acting on its behalf) in respect of an unremedied breach of any applicable law, regulation or covenant which would reasonably be expected to materially and adversely affect the Leasehold Interest.

17.18No Other Business
(a)None of the Shareholder, the Borrower or the Senior Borrower has traded or carried on any business since the date of its incorporation nor is it trading or carrying on any business, except for (i) (in the case of the Senior Borrower) (A) the acquisition, ownership, letting, management and operation of its interests in the Property, the Project and the Leasehold Interest any activities reasonably incidental thereto and (B) the ownership of its interests in Phase 1B and the assets relating to Phase 1B and to the extent the Phase 1B Spin-off is not consummated in accordance with the terms of the Finance Documents, the ownership, development and management of Phase 1B and any activities reasonably incidental thereto provided that the Sponsor is in compliance with the related obligations under the Sponsor Indemnity, and (ii) (in the case of the Shareholder or the Borrower), any Permitted Borrower/Shareholder Activities (as applicable).
(b)As at the Facility Agreement Date, neither the Shareholder nor the Borrower has any Subsidiaries other than (i) (in the case of the Shareholder) the Borrower and (ii) (in the case of the Borrower) the Senior Borrower.
(c)The Business of each of the Shareholder, the Borrower and the Senior Borrower is conducted separately from any other entity or business.
17.19Material Contracts
(a)There are no terms of the Material Contracts or the Hotel HOA included in “side letters” or similar documents that have not been disclosed to the Finance Parties.
(b)Each copy of a Material Contract and the Hotel HOA delivered to any Finance Party was a true and complete copy as at the date thereof.
(c)Neither the Borrower nor any other member of the Group is a party to any material agreements or arrangements other than (i) the Material Contracts, the Hotel HOA, Material Financing Agreements and the Transaction Documents, in each case to which it is a party, (ii) any other agreements or arrangements relating to the Development and the Project that are customarily entered into by companies operating a similar business or constructing a similar project, or (iii) to the extent the Phase 1B Spin-off is not consummated in accordance with the terms of the Finance Documents, any other agreements or arrangements relating to the ownership, development and management of Phase 1B and any activities reasonably incidental thereto.
17.20Pensions and Employees
Neither the Shareholder nor the Borrower has or has had:
(a)any obligation in respect of any retirement benefit or occupational pension scheme; and
(b)any employees.
17.21Ranking of Security and Clawback
Subject to the Perfection Requirements and the Legal Reservations:

(a)the Security conferred by each Security Document is not liable to be avoided or set aside on the liquidation or administration of the Shareholder, the Borrower, the Senior Borrower or the Sponsor;
(b)the Security conferred by each Security Document constitutes a first priority security interest of the type described, over the assets referred to, in that Security Document; and
(c)the assets referred to in the Security Documents are not subject to any prior or pari passu Security except as permitted under the Finance Documents.
17.22Good Title to Assets
Each member of the Group has or (when required) will have a good and valid title to, or valid leases or licences of, the assets necessary to carry on its business as presently conducted to the extent that failure to do so would have or be reasonably likely to have a Material Adverse Effect.
17.23Legal and Beneficial Ownership
Each of the Shareholder and the Borrower is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.
17.24Ownership
The ownership of each of the Sponsor, the Shareholder, the Borrower and the Senior Borrower as at the Facility Agreement Date is as set out in the Group Structure Chart.
17.25Environmental Laws
(a)Each member of the Group is in compliance with Clause 21.9 (Environmental Matters) and no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.
(b)No Environmental Claim has been commenced or is threatened against any member of the Group where that claim, if determined against it, has or would reasonably be expected, to have a Material Adverse Effect.
17.26Shares
(a)All shares which are expressed to be subject to any Security created or expressed to be created pursuant to a Security Document are fully paid and none are subject to any option to purchase, cancel or similar rights other than pursuant to the Transaction Documents.
(b)The constitutional documents of any company whose shares are subject to such Security do not and could not restrict or inhibit any transfer of those shares on creation or on enforcement of that Security and there are no other restrictions contained in any other agreements relating to such shares.
17.27Insolvency
No:
(a)corporate action, legal proceeding or other procedure or step described in Clause 23.9 (Insolvency Proceedings); or

(b)creditors’ process described in Clause 23.10 (Creditors’ Process), has been taken or (to the best knowledge of the Borrower and/or the Shareholder) threatened in writing in relation to the Shareholder or any member of the Group and none of the circumstances described in Clause 23.8 (Insolvency) apply to the Shareholder or any member of the Group.
17.28Immunity
The execution by each of the Shareholder and the Borrower of a Finance Document to which it is a party constitutes, and the exercise by it of its rights and performance of its obligations under that Finance Document will constitute, private and commercial acts performed for private and commercial purposes and it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to that Finance Document. The Security Assets are not subject to any sovereign immunity defense by the Shareholder or the Borrower.
17.29Anti-Corruption Laws
(a)None of the Shareholder, any member of the Group or their respective directors, officers, agents, employees or other person acting on behalf of the Shareholder or that member of the Group, as the case may be, has taken any action, that would result in a violation or would implicate the Finance Parties in a violation of any applicable Anti-Corruption Laws in any material respect. None of the Shareholder, any member of the Group or their respective directors, officers, agents, employees or other person acting on behalf of the Shareholder or any member of the Group has made or has promised to make, an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, or anything of value (“Payment”) (i) to or for the use or benefit of any Government Official, (ii) to any other person, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official or (iii) to any other person or entity, to improperly obtain or keep business or to secure some other improper advantage, in each case, the payment of which would violate applicable Anti-Corruption Laws. As of the date of this Agreement, no Proceeding by or before any Governmental Agency involving the Shareholder or the Borrower or any of its Subsidiaries with respect to the Anti-Corruption Laws is pending or, to the Knowledge of the Shareholder or the Borrower, threatened.
(b)(i) None of the Shareholder or any member of the Group is a Governmental Agency, (ii) no officer, director, and, to the Knowledge of the Shareholder and/or any member of the Group, no employee or agent of the Shareholder and/or any member of the Group is currently a Government Official and (iii) no Government Official owns an interest in the Shareholder or any member of the Group.
(c)Each of the Shareholder, the Borrower and its Subsidiaries have maintained their files, books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets.
17.30Anti-Money Laundering
The operations of each of the Shareholder and each member of the Group are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering- or counter-terrorism finance- related Laws of any jurisdictions in which any of the Shareholder and/or any member of the Group conducts business or owns assets, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and the USA PATRIOT Act of 2001 (Pub. L. No. 107-56), as amended, the U.S. Money Laundering Control Act 2002 of 1986, as amended (collectively, the “Money Laundering Laws”). As of the date of this Agreement, no Proceeding by or before any Governmental Agency involving any of the Shareholder or any member of the Group with respect to the Money Laundering Laws is pending or, to the Knowledge of the Borrower and/or the Shareholder, threatened.
17.31Sanctions
(a)None of the Shareholder, any member of the Group or their respective directors, officers, employees or other persons associated with, or acting on behalf of, the Shareholder or any member of the Group, as the case may be, is currently targeted by, or is owned or controlled by a person that is targeted by, any economic sanction currently administered by OFAC, or by the U.S. Department of State, or any sanctions currently imposed by the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations Security Council, Her Majesty’s Treasury or any other relevant Governmental Agency (collectively, the “Sanctions”). Neither the Shareholder nor any member of the Group has directly or indirectly used any corporate funds, or contributed or otherwise made available any corporate funds to any joint venture partner or any other person for the purpose of financing the activities of any person that was at the time the target of any Sanctions, or located or resident in any country or territory the subject of country-wide Sanctions at the time of such action.
(b)None of the Shareholder, any member of the Group or their respective directors, officers, employees or other persons associated with, or acting on behalf of, the Shareholder or any member of the Group, as the case may be, has violated any applicable Export Control Law in any material respect, or has been sanctioned for such person’s exportation to, importation from or other transaction with any person in Cuba, Sudan, Iran, Libya, Syria, Myanmar, Zimbabwe, North Korea, Belarus, the Crimea region of Ukraine, or any other country or territory subject to any embargoes or sanctions under any applicable Export Control Law. As of the date of this Agreement, no investigation or Proceeding by or before any Governmental Agency involving the Shareholder or any member of the Group with respect to the Export Control Laws or Sanctions is pending, or to the Knowledge of the Borrower and/or the Shareholder, threatened.
17.32Gambling and Regulatory Matters
(a)Neither the Borrower or the Senior Borrower is aware of any circumstance that may be reasonably expected to prevent the Senior Borrower from fulfilling the conditions and requirements for the obtaining of the necessary licenses for the purposes of operating the Casino.
(b)As of the Operations Commencement Date, the Senior Borrower has obtained the necessary licences for the purposes of operating the Casino, the Hotels and other parts of the Project as are required to avoid a Material Adverse Effect arising or being reasonably expected to arise.
(c)Each copy of the Prerequisites of Notification of Eligibility and the licences for the operation of the Casino and the other elements of the Project delivered to the Agent in Part 1 of Schedule 3 (Initial Conditions Precedent (Prior to Delivery of Utilisation Request)) remains true and accurate, and no

Governmental Agency has indicated any intention to revoke, suspect or impair such licences.
(d)The Senior Borrower has complied with all of the terms and conditions of the Prerequisites of Notification of Eligibility delivered to the Agent in Part 1 of Schedule 3 (Initial Conditions Precedent (Prior to Delivery of Utilisation Request)).
(e)The Development does not conflict with the licences issued for the operation of the Casino and the other elements of the Project and any plans associated with it.
17.33ESG Laws
Each of the Borrower and each other member of the Group is in compliance with all applicable ESG Laws, except where non-compliance does not have or would not reasonably be expected to have a Material Adverse Effect. No claim is pending, or to the Knowledge of the Borrower, is threatened, against the Borrower or any other member of the Group related to any ESG Laws. No written notice or other allegation has been received by, or brought to the attention of, the Borrower or any other member of the Group, alleging that the Borrower or any other member of the Group is in breach of any ESG Laws.
17.34Repetition
The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request, on the Utilisation Date and each Interest Payment Date (except that those contained in paragraphs (a) and (b) of Clause 17.13 (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).
18.INFORMATION UNDERTAKINGS
The undertakings in this Clause 18 (Information Undertakings) remain in force from the Facility Agreement Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
18.1Financial Statements
The Borrower shall supply to the Agent in sufficient copies for all of the Lenders:
(a)(in respect of the Sponsor, Borrower and the Senior Borrower) as soon as the same become available, but in any event within 90 days after the end of each of its financial years:
(i)the Sponsor’s audited consolidated financial statements for that financial year;
(ii)the Borrower’s audited consolidated and unconsolidated financial statements for that financial year; and
(iii)the Senior Borrower’s audited unconsolidated financial statements for that financial year;
(b)(in respect of the Borrower and the Senior Borrower) as soon as the same become available, but in any event within 45 days after the end of each half year of each of its financial years:

(i)the Borrower’s unaudited consolidated and unconsolidated financial statements for that financial half year; and
(ii)the Senior Borrower’s unaudited unconsolidated financial statements for that financial half year; and
(c)(in respect of the Borrower and the Senior Borrower) as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years, its quarterly unaudited cash flow statements, interim reports and management accounts for that financial quarter.
18.2Compliance Certificate
(a)The Borrower shall supply the Agent with each set of financial and/or cash flow statements, interim reports and management accounts (as the case may be) delivered pursuant to Clause 18.1 (Financial Statements), a Compliance Certificate as at the date as at which those statements were drawn up.
(b)The Borrower shall provide to the Agent all necessary supporting documents and materials as the Agent may reasonably require to confirm the Borrower’s calculation of the Financial Covenants.
(c)Each Compliance Certificate shall be signed by one director of the Borrower.
18.3Requirements as to Financial Statements
(a)Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial Statements) shall be certified by a director of the relevant entity as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition as at the date as at which those financial statements were drawn up.
(b)The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial Statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those previously applied (if any) for the relevant entity unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:
(i)a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that entity’s previous financial statements (if any) were prepared; and
(ii)sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and the prior financial statements delivered hereunder.
(c)The Borrower shall procure that the auditor of each member of the Group and the Sponsor is an Approved Auditor.
18.4Budget
(a)The Borrower shall supply to the Agent, as soon as the same becomes available but in any event within 30 days after the end of each of its financial years, an updated Budget.

(b)The Borrower shall ensure that each Budget submitted to the Agent under paragraph (a) above has been approved by the board of directors of the Borrower and the Senior Borrower.
(c)Subject to paragraph (b) of Clause 20.11 (Business Plan and Budget), if the Budget is amended in any way, the Borrower shall promptly deliver to the Agent such updated or changed Budget and where the Budget is amended in any material respect, together with a written explanation of the main changes in that Budget.
18.5Information on the Development
(a)The Borrower shall (and shall procure that the Senior Borrower shall) supply to the Agent, on the 15th day of every month (and, if such date is not a Business Day, the following Business Day) ending after the Utilisation Date, details of the progress of the Development and the costs and expenses incurred and to be incurred in connection with the Development prepared and certified by the Project Monitor in form and substance satisfactory to the Agent (acting reasonably). These must include:
(i)a report on progress of each item set out in the Budget;
(ii)a breakdown of the costs and expenses incurred by the Borrower and the Senior Borrower in connection with the Development to date;
(b)The Borrower shall (and shall procure that the Senior Borrower shall) supply to the Project Monitor, on reasonable request, sufficient information to enable the Project Monitor to supply reports on the progress of the Development.
(c)The Borrower shall (and shall procure that the Senior Borrower shall) promptly notify the Agent upon it becoming aware that any material Development Consent required for the Development will not be granted or will be further conditioned.
18.6Information: Miscellaneous
The Borrower shall (and shall procure that the Senior Borrower shall) supply to the Agent (in sufficient copies for all of the Lenders, if the Agent so requests):
(a)at the same time as they are dispatched, copies of all documents and information dispatched by the Borrower or the Senior Borrower to its creditors or any class of them (including, in the case of the Senior Borrower, the Senior Secured Parties) generally;
(b)at the same time as they are dispatched or received (as applicable), copies of all notices, documents and other communications between the Senior Borrower and/or the Borrower and any Senior Secured Parties relating to any default or the exercise of any rights or remedies under the Material Financing Agreements (including, without limitation, the enforcement with respect to any Collateral Documents);
(c)all notices of defaults under any Material Contracts and any Material Financing Agreements;
(d)at the same as they are dispatched or received, copies of all material communications with any regulatory authority (including the MCST) relating to the Senior Borrower, the Property, the Project or the Leasehold Interest;

(e)copies of all material reports in respect of any events or circumstances that would reasonably be expected to have a Material Adverse Effect prepared for the benefit of the Borrower or the Senior Borrower relating to the Property or any of the Security Assets;
(f)promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against the Property, the Leasehold Interest, the Shareholder, any member of the Group or the Sponsor, where such proceeding is reasonably likely to be determined against the Property, the Leasehold Interest, the Shareholder, that member of the Group or the Sponsor and which, if so adversely determined, would reasonably be expected to have a Material Adverse Effect;
(g)promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against the Shareholder or any member of the Group, and which would reasonably be expected to have Material Adverse Effect;
(h)details of any circumstances which will require a prepayment to be made under Clause 7.2 (Change of Control);
(i)promptly, such further information regarding the financial condition, business and/or operations of the Group or the Property as the Agent may reasonably request;
(j)promptly, reasonable details of the terms of any Subordinated Debt upon any such amounts being advanced by a Subordinated Creditor;
(k)promptly such information as the Agent or Security Agent may reasonably require about the Transaction Security and compliance of the Shareholder or the Borrower with the terms of any Security Documents; and
(l)promptly notification if any part of or interest in the Property is compulsorily purchased, confiscated, expropriated or appropriated or on becoming aware of the applicable Governmental Agency or authority making an order for the compulsory purchase, confiscation, expropriation or appropriation of the same.
18.7Notification of Default
(a)The Borrower shall (and shall procure that the Senior Borrower shall) notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Borrower or the Senior Borrower is aware that a notification has already been provided by the Shareholder).
(b)Promptly upon a request by the Agent (acting reasonably), the Borrower shall supply to the Agent a certificate signed by a director or similar senior officer (in the case of an entity other than a company) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
18.8“Know your Customer” Checks
(a)If:

(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Facility Agreement Date;
(ii)any change in the status of the Shareholder, the Borrower or the Senior Borrower or the composition of any of their respective shareholders or partners (or equivalent) or its management after the Facility Agreement Date; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a third party prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall (and shall procure that the Shareholder or the Senior Borrower (as applicable) shall) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender, to carry out and be satisfied it has complied with all “know your customer” and other similar procedures that it is required to conduct.
(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
18.9Electronic Delivery
Documents required to be delivered pursuant to Clause 18.1 in respect of the Sponsor may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are publicly available through EDGAR (or any successor system of the Securities and Exchange Commission); (ii) on which the Sponsor posts such documents, or provides a link thereto on the Sponsor’s website on the Internet at the website address which is located at www.mohegangaming.com as; or (iii) on which such documents are posted on the Sponsor’s behalf on an Internet or intranet website, if any, to which the Agent has access (whether a commercial, third-party website or whether sponsored by the Agent).
19.FINANCIAL COVENANTS
19.1DSCR
On and after the First Test Date, the DSCR in respect of any Calculation Period, as tested in accordance with Clause 19.4 (Financial Covenants Calculation), shall not be less than the ratio set out in column 2 opposite the Calculation Period.

Column 1 Calculation Period	Column 2 Ratio
Calculation Period ending on June 30, 2024	1.17:1
Calculation Period ending on September 30, 2024	1.28:1
Calculation Period ending on December 31, 2024	1.60:1
Calculation Period ending on March 31, 2025	1.83:1
Calculation Period ending on June 30, 2025	1.94:1
Calculation Period ending on September 30, 2025	2.00:1
Calculation Period ending on December 31, 2025	2.00:1
Calculation Period ending on March 31, 2026	2.00:1
Calculation Period ending on June 30, 2026	2.00:1
Calculation Period ending on September 30, 2026	2.00:1
Calculation Period ending on December 31, 2026	2.00:1
Calculation Period ending on March 31, 2027	2.00:1

19.2Net Leverage
Net Leverage in respect of any Calculation Period specified in column 1 below shall not exceed the ratio set out in column 2 opposite the Calculation Period.

Column 1 Calculation Period	Column 2 Ratio
Calculation Period ending on June 30, 2024	18.00:1
Calculation Period ending on September 30, 2024	15.75:1
Calculation Period ending on December 31, 2024	12.35:1
Calculation Period ending on March 31, 2025	11.00:1
Calculation Period ending on June 30, 2025	10.25:1
Calculation Period ending on September 30, 2025	10.25:1
Calculation Period ending on December 31, 2025	9.60:1
Calculation Period ending on March 31, 2026	9.00:1
Calculation Period ending on June 30, 2026	8.50:1
Calculation Period ending on September 30, 2026	8.00:1
Calculation Period ending on December 31, 2026	7.50:1
Calculation Period ending on March 31, 2027	7.20:1
19.3Financial Definitions
For the purpose of this Agreement:
“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount of any Financial Indebtedness (other than any Subordinated Debt), provided that any indebtedness in respect of Treasury Transactions shall not be included in “Borrowings”;
“Calculation Period” means each period of twelve months or such shorter period specified in Clause 19.4 (Financial Covenants Calculation) ending on a Quarter Date;
“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with GAAP, is treated as capital expenditure,

excluding the capital element of any expenditure or obligation in respect of expenditure in respect of any payment by any member of the Group under the Mohegan Management Agreement or the Development Services Agreement;
“Cashflow” means, in respect of any Calculation Period, EBITDA for the Calculation Period after:
(a)adding the amount of any decrease and deducting the amount of any increase in Working Capital for that Calculation Period;
(b)adding the amount of any cash receipts by any member of the Group during that Calculation Period in respect of any Tax rebates or credits and deducting the amount actually paid in respect of Taxes during the relevant Calculation Period by any member of the Group;
(c)adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Calculation Period in respect of any Exceptional Items not already taken into account in determining EBITDA for the Calculation Period (other than, in the case of cash receipts, Relevant Proceeds);
(d)deducting (to the extent not taken into account in determining EBITDA for that Calculation Period) the amount of any Permitted Payment paid in cash during the Calculation Period in favour of any person other than a member of the Group;
(e)adding back amounts accrued and unpaid under any Mohegan Management Agreement and the Development Services Agreements, to the extent decreasing EBITDA;
(f)adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities), in each case, to the extent taken into account in establishing EBITDA; and
(g)deducting the amount of any Capital Expenditure actually made in cash during that Calculation Period by any member of the Group except (in each case) to the extent funded (or required under the Finance Documents to be funded) from the proceeds of any disposal or insurance claims received by a member of the Group permitted to be retained for this purpose, and so that no amount shall be added (or deducted) more than once;
“Consolidated Total Borrowings” means the aggregate face amount of (a) all the outstanding Borrowings of the Borrower and (b) all outstanding Borrowings of the Senior Borrower (including without limitation the outstanding loans under the Senior Finance Documents, the Working Capital Facility, the FF&E Lease Financing and the Hanwha Convertible Bond) converted into USD at the daily average currency exchange rate used in the financial statements of the Borrower for the applicable Calculation Period;
“Consolidated Total Net Borrowings” means, at any time, (without double counting) Consolidated Total Borrowings at that time less the aggregate amount of cash and Cash Equivalent Investments held by any member of the Group at that time (but excluding any Phase 1B Cash and any amount standing to the credit of the Interest Deposit Account, the Loan Repayment Account (each as defined under the Senior Facilities Agreement), any replacements of these bank accounts and any other bank accounts of the Senior Borrower which are segregated for purposes of servicing any Financial Indebtedness);
“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding cash and Cash Equivalent Investments) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:
(a)receivables in relation to Tax;
(b)Exceptional Items and other non-operating items;
(c)insurance claims; and
(d)any interest owing to any member of the Group;
“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of:
(a)liabilities for Borrowings and finance charges;
(b)liabilities for Tax;
(c)Exceptional Items and other non-operating items;
(d)insurance claims; and
(e)liabilities under any Mohegan Management Agreement and the Development Services Agreements;
“Debt Service” means the aggregate amount of:
(a)all scheduled repayments in the relevant Calculation Period of the Senior Borrower’s Borrowings;
(b)the Interest Expense,
(but excluding (in each case):
(i)such obligations owed to any member of the Group;
(ii)amounts funded from the proceeds of a Permitted Refinancing; and
(iii)any amounts falling due under any overdraft or revolving facility and which are available for simultaneous redrawing in accordance with the terms of that facility;
“DSCR” means, with respect to any Calculation Period, the ratio of (a) Cashflow to (b) Debt Service;
“EBITDA” means, with respect to any Calculation Period, consolidated operating profit before tax of the Group for that Calculation Period:
(a)before deducting the consolidated finance costs and any amount of taxes paid, payable or accruing for payment during that Calculation Period;

(b)after adding back any depreciation and amortisation and/or impairment charges;
(c)plus all other non-cash items reducing the consolidated operating profit of the Group (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period) less all non-cash items increasing the consolidated operating profit of the Group; and
(d)before taking into account any Exceptional Items,
(in each case without double counting to the extent added, deducted or taken into account (as the case may be) to determine the consolidated operating profit of the Group);
“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items;
“First Test Date” means the earlier of (a) 30 September 2024 and (b) the third Quarter Date falling after the date on which the Final Casino License is obtained by the Senior Borrower;
“Interest Expense” means, with respect of any Calculation Period, the aggregate amount of interest payable in cash by the Senior Borrower in that Calculation Period in respect of its Borrowings;
“Net Leverage” means, in respect of any Calculation Period, the ratio of Consolidated Total Net Borrowings to EBITDA in respect of the Calculation Period;
“New Shareholder Injection” means the aggregate amount subscribed for by the Shareholder after the Facility Agreement Date, in respect of fully paid ordinary shares in the Borrower or any other form of equity contribution, in each case that is permitted under Clause 20.13 (Shares, Dividends and Share Redemption) or in respect of Subordinated Debt;
“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December;
“Relevant Proceeds” means proceeds of disposals not required to be applied in prepayment of the Senior Facilities Agreement or committed to be reinvested for application in the business within 12 Months of receipt, proceeds of insurance claims to be applied in reinstatement of any damage caused or to provide compensation to any person, proceeds of any Permitted Refinancing and proceeds of any New Shareholder Injection (unless to the extent designated as a cure under Clause 19.5 (Equity Cure)).
“Test Date” means each Quarter Date falling on or after the First Test Date; and
“Working Capital” means, on any date, Current Assets less Current Liabilities.
19.4Financial Covenants Calculation
(a)The DSCR and Net Leverage shall be tested quarterly on each Test Date by reference to:
(i)in the case of the First Test Date, one full financial quarter period (or, if applicable, the 2 full financial quarters (if any) falling after the date on which the Final Casino License was obtained);

(ii)in the case of the second Test Date, two full financial quarters (or, if applicable, a the 3 full financial quarters (if any) falling after the date on which the Final Casino License was obtained);
(iii)in the case of the third Test Date, three full financial quarters (or, if applicable, the 4 full financial quarters (if any) falling after the date on which the Final Casino License was obtained);
(iv)on each Test Date thereafter, 4 full financial quarters, in each case, ending on the relevant Test Date by reference to the consolidated financial statements of the Group most recently delivered to the Agent and for any period of less than 12 months (i) when determining the Cashflow and Debt Service and (ii) when determining EBITDA, shall be annualised to determine the DSCR or Net Leverage (as applicable) as at the relevant Test Date.
(b)Any defined term and Financial Covenant calculation in this Clause 19 that takes into account any items relating to Phase 1B shall be deemed to be adjusted not to take into account such items.
19.5Equity Cure
(a)The Borrower has the right to cure or prevent a breach of the financial covenants in Clause 19.1 (DSCR) and Clause 19.2 (Net Leverage) (together, the “Financial Covenants”) so that:
(i)in the case of a cure, the Default which occurred as a result of a breach of the relevant Financial Covenant, if cured in accordance with this Clause 19.5, shall be deemed not to have occurred; or
(ii)in the case of a prevention, the Default which would otherwise have occurred as a result of a breach of the relevant Financial Covenant will not occur.
(b)A breach of a Financial Covenant may be deemed cured (a “cure”) upon receipt from the Shareholder by the Borrower of an amount of cash proceeds following a New Shareholder Injection which are (in aggregate) sufficient to cure the relevant breach of a Financial Covenant pursuant to this Clause 19.5 (a “Cure Amount”) not later than the date falling 5 Business Days after the last date for delivery of the Compliance Certificate for the relevant Calculation Period to which that cure relates.
(c)Any Cure Amount received by the Borrower shall be applied for the purpose of re-testing the relevant Financial Covenant as follows:
(i)in the case of the DSCR, by adding the relevant Cure Amount to Cashflow for the Calculation Period (and each subsequent Calculation Period that includes the date on which such Cure Amount is received); and
(ii)in the case of Net Leverage, reducing Consolidated Total Borrowings of the Group with the relevant Cure Amount and testing the Financial Covenant pro forma for such reduction as at the relevant Test Date.
(d)If the re-testing of the relevant Financial Covenant after giving effect to paragraph (c) above demonstrates no breach has occurred in respect of the applicable Calculation Period, then the relevant breach shall be deemed to have been remedied.
(e)A Financial Covenant breach may be cured up to two times in each calendar year and up to three times over the life of the Facility. No cure shall be permitted in consecutive financial quarters.
(f)Any cure shall be notified by the Borrower to the Agent at the time that the relevant Cure Amount is received by the Borrower, provided that any New Shareholder Injection (other than any New Shareholder Injection received pursuant to Clause 4.9 of the Sponsor Indemnity) received by the Borrower during the period of two financial quarters ending on the relevant Test Date of which the relevant cash proceeds are applied to test Net Leverage for the Calculation Period ending on that Test Date shall be deemed to be a cure to the extent a Default under Clause 19.2 (Net Leverage) would have occurred but for the taking into account of these cash proceeds and the Borrower shall notify the Agent of such cure by no later than the date on which the Compliance Certificate for the Calculation Period is delivered in accordance with Clause 18.2 (Compliance Certificate).
20.GENERAL UNDERTAKINGS
20.1Authorisations
The Borrower shall (and shall procure that each other member of the Group shall):
(a)promptly obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)upon a reasonable request from the Agent, supply copies to the Agent of, any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)enable it to perform its obligations under the Transaction Documents to which it is a party and to ensure (subject to the Legal Reservation and Perfection Requirements) the legality, validity, enforceability or admissibility in evidence of any Transaction Document to which it is a party; or
(ii)own its assets and carry on its business as it is being conducted where failure to do so has or is reasonably likely to have a Material Adverse Effect.
20.2Compliance with Laws
The Borrower shall comply in all respects with all laws, regulations and covenants to which it or its assets may be subject, if failure so to comply has or would reasonably be expected to have a Material Adverse Effect.
20.3Pari passu ranking
The Borrower shall ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies or limited partnerships generally.
20.4Negative Pledge
In this Clause 20.4 (Negative Pledge), “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.
Except as permitted under paragraph (c) below:
(a)Neither the Shareholder nor the Borrower shall, and shall ensure that each other member of the Group shall not, create or permit to subsist any Security over any of its assets.
(b)The Borrower shall not, and shall ensure that each other member of the Group shall not:
(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any member of the Group;
(ii)sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security that is Permitted Security;
20.5Disposals
Except as permitted under paragraph (b) below:
(a)The Borrower shall not enter into, and it shall ensure that each other member of the Group shall not enter into, a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to dispose of all or any part of any asset (including all or any part of the Property or all or any part of the shares in the Borrower and/or the Senior Borrower).
(b)Paragraph (a) above does not apply to any sale, lease, transfer or other disposal that is a Permitted Disposal.
20.6Financial Indebtedness
(a)Except as permitted under paragraph (b) below, the Borrower shall not, and shall ensure that each other member of the Group shall not, incur or permit to be outstanding any Financial Indebtedness.
(b)Paragraph (a) does not apply to any Financial Indebtedness that is a Permitted Financial Indebtedness.

20.7Lending and Guarantees
(a)Except as permitted under paragraph (b) below, the Borrower shall not, and shall ensure that each other member of the Group shall not, be the creditor in respect of any loan or any form of credit to any person.
(b)Paragraph (a) above does not apply to a Permitted Loan.
(c)The Borrower shall not, and shall ensure that each other member of the Group shall not, give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the any member of the Group assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.
(d)Paragraph (c) above does not apply to a Permitted Guarantee.
20.8Merger
The Borrower shall not, and shall ensure that each other member of the Group shall not, enter into any amalgamation, demerger, merger, corporate reconstruction, consolidation, scheme of arrangement, dissolution or any other similar voluntary action, in each case other than in connection with an IPO (provided that the proceeds thereof are applied in accordance with the terms of this Agreement) or the Phase 1B Spin-off.
20.9Acquisitions and Investments
(a)The Borrower shall not and shall ensure that each other member of the Group shall not:
(i)invest in or acquire any share in or any security issued by any other person, or any interest therein or in the capital of any other person, or make any capital contribution to any person;
(ii)invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person.
(b)Paragraph (a) above does not apply to:
(i)a Permitted Acquisition; or
(ii)a Permitted Transaction.
(c)The Borrower shall not, and shall ensure that each other member of the Group shall not, enter into any joint venture, consortium, partnership or similar arrangement with any person, other than as permitted in writing by the Agent.
20.10Single Purpose Entity and Change of Business
(a)Without prejudice to paragraph (b) below, each of the Borrower and the Shareholder shall remain a Single Purpose Entity.
(b)Neither the Shareholder nor the Borrower shall carry on any business other than any Permitted Borrower/Shareholder Activity.

20.11Business Plan and Budget
The Borrower shall (and shall procure that the Senior Borrower shall):
(a)at all times undertake its business in accordance with the Business Plan in all material respects; and
(b)not, without the prior written consent of the Agent, amend or vary the Business Plan in any material respect.
20.12Transaction Documents and Other Agreements
The Borrower shall not, and shall ensure that each other member of the Group shall not, amend or waive any provision of any Material Contract or the Hotel HOA save:
(a)where such amendment or waiver is of an administrative nature or would not reasonably be expected to materially adversely affect the interests of the Secured Parties, and a copy of such amendment or waiver (or if none has been entered into, reasonable details of the amended or waived terms thereof) shall be provided to the Agent promptly upon effect; or
(b)with the prior written consent of the Agent.
20.13Shares, Dividends and Share Redemption
(a)The Borrower shall not (and shall ensure that the Senior Borrower shall not):
(i)issue any further shares other than (i) an issue of shares that constitutes Permitted Other Shareholdings and (ii) an issue of (in the case of the Borrower) shares to the Shareholder in circumstances where such shares will be subject to the Transaction Security and (in the case of the Senior Borrower) shares to the Borrower; or
(ii)amend any rights attaching to its issued shares to the extent that such amendment would reasonably be expected to adversely affect the validity or enforceability of the Security granted (or purported to have been granted) under the Security Documents; or
(iii)(in the case of the Senior Borrower) increase its registered capital to the extent that such increase would reasonably be expected to adversely affect the validity or enforceability of the Security granted (or purported to have been granted) under the Security Documents.
(b)Subject to paragraph (c) below, the Borrower shall not (and shall ensure that the Senior Borrower shall not):
(i)declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its shares (or any class of its shares);
(ii)repay or distribute any dividend or share premium reserve;
(iii)pay any management, advisory or other fee to or to the order of any Affiliate of the Sponsor; or
(iv)redeem, repurchase, defease, retire or repay any of its shares or resolve to do so,

(each such distribution or other payment, a “Distribution”).
(c)Paragraph (b) above does not apply to:
(i) a Permitted Payment;
(ii)a Permitted Transaction;
(iii)a reduction of share capital required by law; or
(iv)any Distribution made in connection with the Phase 1B Spin-off.
20.14Subordinated Debt
(a)Except as permitted under paragraph (b) below, the Borrower shall not (and shall ensure that each other member of the Group will not):
(i)repay or prepay any principal amount (including, without limitation, capitalised interest) of any Subordinated Debt;
(ii)pay any interest, fee or charge accrued or due in respect of any Subordinated Debt; or
(iii)purchase, redeem, defease or discharge any of the amounts outstanding in respect of any Subordinated Debt.
(b)Paragraph (a) does not apply to a payment, repayment, prepayment, purchase, redemption, defeasance or discharge which is:
(i)made or to be made for the purposes of refinancing or replacing the Subordinated Debt (and, if applicable, any accrued interest) with other Subordinated Debt;
(ii)made by way of capitalization of any interest, fee or charge which is due or accrued in respect of the Subordinated Debt.
(c)The Borrower shall procure that any Financial Indebtedness or other obligations (other than any Permitted Payment) owed by any member of the Group to the Sponsor or any Sponsor Affiliate shall be postponed and subordinated to the Secured Obligations and assigned in favour of the Security Agent, in each case pursuant to a Subordination and Assignment Deed.
20.15Taxes
(a)The Borrower shall (and shall procure that each other member of the Group shall) pay all Taxes imposed upon it or its assets within the time period allowed without incurring penalties, unless (and only to the extent that):
(i)payment of those Taxes is being contested in good faith;
(ii)adequate reserves are being maintained for those Taxes and the costs required to contest them; and
(iii)the failure to pay those Taxes would not reasonably be expected to have a Material Adverse Effect.
(b)The Borrower may not change its residence for Tax purposes.

20.16Access to Information
(a)If the Agent reasonably suspects a Default is continuing, the Borrower shall (and shall procure that the Senior Borrower shall) permit the Agent (and/or accountants or other professional advisers and contractors of the Agent) access to its premises, assets, books, accounts and records and to meet and discuss its financial position and operations with its senior management.
(b)If following discussions with the Borrower’s auditors pursuant to paragraph (a) above, the Agent (acting reasonably) remains concerned about the accuracy of the financial information supplied to it, the Agent may require (at the expense of the Borrower to the extent any inaccuracies verified as such by the relevant accountants could reasonably be expected to have a materially adverse effect on the interests of the Agent under the Finance Documents) an independent firm of accountants acceptable to the Agent to carry out an appropriate investigation and give a certificate satisfactory to the Agent concerning any matter referred to in paragraph (a) above or the calculation of any ratio referred to in Clause 19 (Financial Covenants).
20.17Sanctions
Neither the Shareholder nor the Borrower shall, and shall cause each other member of the Group not to, take any action that would result in a violation by it or any Finance Party of any Sanctions, or Export Control Laws in any material respect, including, without limitation, using or otherwise making available the proceeds of the Facility to fund, directly or indirectly, any business activities with, or for the benefit of, any person (whether a government, national, resident, individual or legal entity) that, at the time of such funding, is on (i) the U.S. Treasury Department’s List of Specially Designated Nationals and Blocked Persons or (ii) the U.S. Treasury Department’s sanctions regulations targeted against Cuba, Sudan, Iran, Libya, Syria, Myanmar, Zimbabwe, North Korea, Belarus, the Crimea region of Ukraine, or any other country or territory with respect to which “U.S. persons”, as defined in the Sanctions, are generally prohibited from doing business (a “Sanctioned Territory”). Without limiting the generality of the foregoing, neither the Shareholder nor the Borrower shall, and shall procure that no other member of the Group shall, use directly or indirectly, the proceeds received from the Facility (including any action to lend, contribute or otherwise make available such proceeds to any joint venture partner or other person) for the purpose of funding or facilitating any activities or business of or with any person towards any sales or operations in any Sanctioned Territory or for the purpose of funding any operations or financing any investments in, or make any payments to, any person that, at the time of such funding is targeted by any Sanctions.
20.18Further Assurance
(a)The Borrower shall at its own expense promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of the Finance Parties or their nominee(s)):
(i)to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of any Finance Party provided by or pursuant to the Finance Documents or by law;

(ii)to confer on the Security Agent, Security over any property and assets of it located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or
(iii)to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)The Borrower shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent by or pursuant to the Finance Documents.
20.19Treasury Transactions
The Borrower shall not enter into any Treasury Transaction, and shall ensure that each other member of the Group shall not, enter into any Treasury Transactions for speculative purposes.
20.20Application of FATCA
The Shareholder and the Borrower shall not, and shall ensure that each other member of the Group shall not, become a US Tax Obligor.
20.21Employees
(a)Neither the Shareholder nor the Borrower shall hire, appoint, engage and/or replace any employee in any manner.
(b)The Borrower shall not (and shall procure that each other member of the Group shall not) enter into any employee and/or director compensation or salary arrangement (including, without limitation, any services agreement and employment agreement) that are no less favourable to it than arms’ length terms and consistent with compensation levels customary in the market having regard to the type of position and level of experience.
20.22Audit or Inquiry by Lenders
The Borrower consents to, and shall procure each other member of the Group to consent to any reasonable compliance audit or inquiry initiated by the Agent (acting on the instructions of the Majority Lenders) in response to any allegation of potential violation of any applicable Anti-Money Laundering Laws, Anti-Corruption Laws, any OFAC Sanctions or any Export Control Laws, each with reasonable prior written notice, and without interrupting that Group member’s ordinary course of business.
20.23Anti-Money Laundering
(a)Each of the Shareholder and the Borrower shall (and shall procure that each other member of the Group will) conduct business at all times in compliance in all material respects with all applicable Money Laundering Laws.
(b)Each of the Shareholder and the Borrower shall (and shall procure that each other member of the Group will) maintain policies and procedures reasonably designed to ensure compliance with such laws.

(c)No part of any repayment or prepayment of the Loans will be derived from any unlawful activity or otherwise be proceeds or benefits of any unlawful activity.
20.24Anti-Corruption Laws
(a)The Shareholder and the Borrower shall, and shall procure that each other member of the Group will maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws.
(b)In performing obligations and carrying out responsibilities under this Agreement, the Shareholder and the Borrower shall at all times ensure that none of the Shareholder or any member of the Group, their respective Affiliates and their respective Representatives violate any applicable Anti-Corruption Laws. The Shareholder, the Borrower and its Subsidiaries shall maintain all files, books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets.
20.25Provision of Security
Upon the Senior Facilities Discharge Date, the Borrower shall promptly (and in any event with twenty-one (21) Business Days thereof) deliver the Springing Security to the Security Agent, together with such corporate authorisation documents, director’s certificates and legal opinions reasonably requested by the Agent or Security Agent, each in form and substance satisfactory to the Security Agent (acting reasonably).
20.26Gambling and Regulatory Covenant
(a)The Borrower shall procure that the Senior Borrower submits the application for the Final Casino License no later than 4 March 2024.
(b)The Borrower shall procure that the Senior Borrower, from no later than the earlier of (i) the date falling 31 Months after the Utilisation Date, and (ii) the Operations Commencement Date, holds all the necessary licences for the purposes of operating the Casino (including the Final Casino License).
(c)The Borrower shall procure that the Senior Borrower, from the Operations Commencement Date, holds all the necessary licences for the purposes of operating the Hotels and other parts of the Project as are required to avoid a Material Adverse Effect arising or being reasonably expected to arise.
(d)The Borrower shall procure that the Senior Borrower shall comply with (i) all terms and conditions of Prerequisites of Notification of Eligibility, the Final Casino License and each of the other licences for the operation of the Casino and the other elements of the Project and (ii) all requirements made by, agreements with, or undertakings given to any Governmental Agency in connection with such licences, in each case, to the extent required to avoid a Material Adverse Effect arising or being reasonably likely to arise.
(e)The Borrower shall procure that the Senior Borrower shall ensure that the Development does not and will not conflict in any material respect with the licenses issued for the operation of the Casino and the other elements of the Project and any plans associated with it.

20.27Arm’s Length Transaction
(a)Except as permitted by paragraph (b) below, the Borrower shall not (and shall procure that no other member of the Group shall) enter into, or be a party to, any material transaction with any of its Affiliate, except in the ordinary course of trading and on terms which are no less favourable than would be obtained in a comparable arm’s length transaction with an unrelated third party, and a copy of any agreement or contract entered into by the Borrower or any other member of the Group for such transaction shall be promptly delivered to the Agent.
(b)Paragraph (a) above shall not apply to any:
(i)Permitted Transaction;
(ii)transactions among members of the Group not otherwise prohibited by the Finance Documents; or
(iii)Permitted Payment.
20.28Conditions Subsequent
The Borrower shall promptly and diligently take such actions and/or deliver or cause to be delivered to the Agent in form and substance reasonably acceptable to the Agent:
(a)promptly after the Utilisation on the Utilisation Date, all of the documents and other evidence listed in and complying with the requirements set out in Part 2: of Schedule 3 (Conditions Subsequent after Utilisation); and
(b)(by no later than the specified deadlines or any later deadline as the Agent may agree) all of the documents and other evidence listed in and complying with the requirements set forth in Part 3: of Schedule 3 (Further Conditions Subsequent).
20.29Anti-layering
The Borrower shall not incur any Financial Indebtedness (other than Subordinated Debt) if such Financial Indebtedness is contractually subordinated in right of payment to any other Financial Indebtedness of the Shareholder or the Borrower, unless such Financial Indebtedness is also contractually subordinated in right of payment to the Facility, on substantially identical terms; provided that this requirement does not apply to distinctions between categories of Financial Indebtedness that exist by reason of being secured on a junior priority basis.
20.30Minimum Cash Balance
(a)The Borrower shall procure that the Senior Borrower shall not have an aggregate cash balance in its bank accounts (excluding the Interest Deposit Account, the Loan Repayment Account (each as defined under the Senior Facilities Agreement), any replacements of these bank accounts and any other bank accounts of the Senior Borrower which are segregated for purposes of servicing any Financial Indebtedness) lower than the Minimum Cash Balance for a period of more than 5 consecutive Business Days, provided that Phase 1B Cash shall not be included for the purposes of this calculation to the extent held by the Senior Borrower at the relevant time.

(b)The Borrower shall notify the Agent promptly after the Senior Borrower has received cash relating to Phase 1B (other than any de minimis amounts) (the “Phase 1B Cash”).
20.31Sinking Fund
(a)From the Operations Commencement Date, the Borrower shall, subject to maintaining a Minimum Cash Balance in accordance with Clause 20.30 (Minimum Cash Balance) above, procure that the Senior Borrower shall, distribute the maximum amount available for distribution to the Borrower under paragraph B.13 of section 6 of article 14 (Fund Management) of the Senior Facilities Agreement in the Approved Form (or any equivalent provision in the agreement then in place following the Permitted Refinancing of the Senior Facilities Agreement), provided that the Senior Borrower may prior to making such distribution, make any payment that is due and payable under the Mohegan Management Agreement and/or the Development Services Agreement and permitted to be paid under paragraph (b)(iii) of Clause 20.13 (Shares, Dividends and Share Redemption).
(b)The Borrower shall, immediately deposit the Net Distribution Proceeds of such distribution from the Senior Borrower into a Blocked Account.
20.32Phase 1B Spin-Off
Notwithstanding any other provision in this Agreement to the contrary, no breach, violation or other Default shall be deemed to occur under this Agreement as a result of any action, resolution, transaction (including but not limited to any disposal, payment, distribution) taken by the Shareholder, the Borrower, the Senior Borrower or any other member of the Group for the purposes of carrying out the Phase 1B Spin-off.
21.PROPERTY UNDERTAKINGS
The undertakings in this Clause 21 (Property Undertakings) remain in force from the Facility Agreement Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force and the Borrower shall ensure the Senior Borrower complies therewith.
21.1Title
The Borrower shall procure that the Senior Borrower shall exercise its rights relating to any covenant, burden, stipulation or obligation (restrictive or otherwise) at any time affecting the Property unless it is in the interests of good property management and commercially prudent not to do so.
21.2Leasehold Interest
(a)The Borrower shall procure that the Senior Borrower shall:
(i)comply with all laws and regulations to which the Leasehold Interest may be subject where failure to do so has or is reasonably likely to have a Material Adverse Effect;
(ii)pay all rent, premium, administrative fees and all other fees payable to the IIAC or any Governmental Agency in respect of the Project and the Leasehold Interest as and when the same shall become payable under the Implementation Agreement or applicable law or regulation where failure to do so has or is reasonably likely to have a Material Adverse Effect;

(iii)comply with all relevant building, planning, and similar regulations and restrictions from time to time affecting the Project or any part thereof and any covenants and restrictions of a like nature in respect of the Leasehold Interest where failure to do so has or is reasonably likely to have a Material Adverse Effect; and
(iv)notify the Agent of any actionable breach or default of the Implementation Agreement by the IIAC or the Senior Borrower and if any material dispute in relation to the Leasehold Interest arises or if the IIAC threatens to terminate the Leasehold Interest, promptly upon becoming aware of such matter.
(b)The Borrower shall procure that the Senior Borrower shall preserve and enforce the Leasehold Interest in a proper and timely manner unless it is in the interests of good project management and commercially prudent not to do so.
(c)The Borrower shall procure that the Senior Borrower shall not:
(i)agree to any amendment or supplement or any surrender of any of the Leasehold Interest;
(ii)exercise any right to break or determine the Leasehold Interest; or
(iii)do or allow to be done any act as a result of which its land use rights of the Property may become liable to be terminated, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
21.3Maintenance
The Borrower shall procure that the Senior Borrower ensures that all buildings, plant, machinery, fixtures and fittings on the Property are maintained in good and substantial repair and condition and, as appropriate, in good working order (excepted, in each case, ordinary wear and tear) and, when necessary, replaced with items of similar quality and value, in each case where failure to do so has or is reasonably likely to have a Material Adverse Effect, provided that the Borrower shall not be considered to be in breach of this undertaking while the Development is being carried out by the Senior Borrower in accordance with this Agreement.
21.4[Reserved]
21.5Governmental Notices
The Borrower shall within 14 days after the Senior Borrower’s receipt of any application, requirement, order or notice served or given by any public or local or any other authority or agencies of any Governmental Agency with respect to the Property (or any part of it) in relation to any event or circumstance which has or would be reasonably likely to have a Material Adverse Effect:
(a)deliver a copy of the same to the Security Agent; and
(b)inform the Security Agent of the steps taken or proposed to be taken to comply with the relevant requirement, order or notice.

21.6Hotel Management
(a)The Borrower shall procure that the Senior Borrower shall arrange for the management of the Hotels in accordance with the standard of business, operations, leasing practices, procedures, care and skill customarily used by prudent international institutional investors for properties similar to the Hotels in the Republic of Korea.
(b)The Borrower shall ensure that the Senior Borrower may not:
(i)appoint any Hotel Manager (other than Hanwha Hotels and Resorts Corp.); or
(ii)terminate the appointment of any Hotel Manager,
in each case other than any in accordance with any Permitted Replacement, without the prior written consent of, and on terms approved by, the Agent (acting on the instructions of the Majority Lenders) (such consent not to be unreasonably withheld, following a selection process to be reasonably agreed between the Borrower and the Agent). Upon such appointment of a new Hotel Manager, or otherwise upon reasonable request of the Agent, the Borrower shall procure that the Senior Borrower shall promptly deliver a copy of the new or latest management agreement to the Agent.
(c)The Borrower shall procure that the Senior Borrower may not amend, supplement, extend or waive the terms of appointment of any Hotel Manager in any respect that would reasonably be expected to have a material adverse effect on the interests of the Finance Parties without the prior written consent of, and on terms approved by, the Agent (acting on the instructions of the Majority Lenders, such consent not to be unreasonably withheld). Upon such amendment, supplement, extension or waiver of the terms of appointment of any Hotel Manager, or otherwise upon reasonable request of the Agent, the Borrower shall (and shall procure that the Senior Borrower shall) promptly deliver a copy of the new or latest management agreement to the Agent.
21.7Mohegan Management and Development Services
(a)The Borrower shall procure that the Senior Borrower shall manage the Project (other than management of the Hotel which is subject to Clause 21.6 (Hotel Management) in accordance with the standard of business, operations, procedures, care and skill customarily used by prudent international institutional investors for the properties and developments similar to the Project and the Development in the Republic of Korea.
(b)The Borrower shall ensure that the Senior Borrower may not:
(i)appoint any Mohegan Manager (other than, for the avoidance of doubt, the Mohegan Manager appointed under the Mohegan Management Agreement or the Development Services Agreement); or
(ii)terminate the appointment of any Mohegan Manager,
without the prior written consent of, and on terms approved by, the Agent (acting on the instructions of the Majority Lenders, such consent not to be unreasonably withheld, following a selection process to be reasonably agreed between the Borrower and the Agent). Upon such appointment of a new Mohegan Manager, or otherwise upon reasonable request of the Agent, the

Borrower shall procure that the Senior Borrower shall promptly deliver a copy of the new or latest management agreement to the Agent.
(c)The Borrower shall procure that the Senior Borrower may not amend, supplement, extend or waive the terms of appointment of any Mohegan Manager in any respect that would reasonably be expected to have a materially adverse effect on the interests of the Finance Parties without the prior written consent of, and on terms approved by, the Agent (acting on the instructions of the Majority Lenders). Upon such amendment, supplement, extension or waiver of the terms of appointment of any Mohegan Manager, or otherwise upon reasonable request of the Agent, the Borrower shall (and shall procure that the Senior Borrower shall) promptly deliver a copy of the new or latest management agreement to the Agent.
21.8Insurances
The Borrower shall procure that the Senior Borrower must maintain (or have the benefit of and procure the maintenance of (through group policies or otherwise)), at all times from the Utilisation Date and so long as any amount is outstanding under the Finance Documents or any Commitment is in force, Insurances in full force and effect on and in relation to its business and assets against those risks and as is usual for companies carrying on the same or substantially similar business to the Senior Borrower, provided that all Insurances must be with reputable, independent insurance companies or underwriters, experienced in facilities and properties of similar nature to the Project.
21.9Environmental Matters
(a)The Borrower shall (and shall procure that the Senior Borrower must):
(i)comply and ensure that any relevant third party complies with all Environmental Law;
(ii)obtain, maintain and ensure compliance with all requisite Environmental Permits applicable to it or to the Property; and
(iii)implement procedures to monitor compliance with and to prevent liability under any Environmental Law applicable to it or the Property, where failure to do so has or would reasonably be expected to have a Material Adverse Effect or result in any liability for a Finance Party.
(b)The Borrower shall (and shall procure that the Senior Borrower must) promptly upon becoming aware, notify the Agent of:
(i)any Environmental Claim started, or to its Knowledge, threatened in writing;
(ii)any circumstances reasonably likely to result in an Environmental Claim; or
(iii)any actual or proposed suspension, revocation, notification or modification of any Environmental Permit, which, in each case, has or would reasonably be expected to have a Material Adverse Effect.

22.DEVELOPMENT UNDERTAKINGS
The undertakings in this Clause 22 (Development Undertakings) remain in force from the Facility Agreement Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force and are given by the Borrower which shall ensure the Senior Borrower complies therewith.
22.1Completion and Operation
(a)The Borrower shall procure that the Senior Borrower shall ensure that:
(i)subject to paragraph (b) below, the Development Completion occurs, and the Completion Inspection Approval is obtained, by no later than the Original Required Completion Date; and
(ii)the Operations Commencement Date shall occur no later than the Required Operations Date.
(b)The Borrower may, by notice in writing to the Agent, extend the Original Required Completion Date to (i) a date falling no later than 8 (eight) weeks after the Original Required Completion Date (the “First Extended Required Completion Date”) and (ii) a date falling no later than 4 (four) weeks after the First Extended Required Completion Date, provided that if the Borrower extends the Required Completion Date to a date after the First Extended Required Completion Date, the PIK Interest applicable to the Loan in respect of the period starting from the Original Required Completion Date until the date on which the Development Completion occurs and the Completion Inspection Approval has been obtained, shall be the rate which is 3.00 (three) per cent. per annum higher than the rate which would have been payable in respect of such period had the Required Completion Date not been so extended.
22.2Development Consents and Authorisations
The Borrower shall procure that the Senior Borrower shall duly and validly obtain and maintain, without amendment, all the material Development Consents required for the commencement and implementation of the Project, and if there are any material Development Consents yet to be obtained as of the date of this Agreement as are necessary for the performance of the Project, the Senior Borrower shall timely obtain such Development Consents.
22.3Development
The Borrower shall procure that the Senior Borrower must ensure that the Development for each phase is diligently carried out and completed in all material respects:
(a)in accordance with the Project Plan, the Development Plan and the Specifications;
(b)in accordance with the Development Consents and applicable law; and
(c)in accordance with relevant laws, regulations, codes of practice and trade standards.

22.4Development Documents
(a)The Borrower shall (and shall procure that the Senior Borrower must) promptly:
(i)notify the Agent and the Project Monitor of any proposed amendment, supplement, waiver or release in respect of any Specification (in each case, which is material); and
(ii)supply to the Agent and the Project Monitor copies of any such amendment, supplement, waiver or release made or given.
(b)The Borrower shall procure that the Senior Borrower may not amend, supplement, extend or waive any Development Document in any respect that would reasonably be expected to have materially adverse effect on the interests of the Finance Parties without the prior written consent of, and on terms approved by, the Agent. Upon such amendment, supplement, extension or waiver of the terms of such Development Document, or otherwise upon reasonable request of the Agent, the Borrower shall (and shall procure that the Senior Borrower shall) promptly deliver a copy of such amendment, supplement, extension or waiver document to the Agent.
22.5Development Plan
The Borrower shall procure that the Senior Borrower must ensure that there shall be no change to the Development Plan in any material respect without the prior written consent of the Agent (acting on the instructions of the Majority Lenders, such consent not to be unreasonably withheld, delayed or conditioned).
22.6Inspection/Meetings
The Borrower shall procure that the Senior Borrower shall use all reasonable efforts to ensure the Project Monitor and any of its officers, employees and agents has reasonable access (subject to complying with all relevant safety procedures) to the Property at all reasonable times and on reasonable prior notice.
22.7 Development Parties
(a)The Borrower shall procure that the Senior Borrower must not:
(i)appoint a Development Party (other than Hanwha Engineering & Construction Corp. as Contractor); or
(ii)terminate the appointment of a Development Party, or change the terms of its appointment in any material respect, without the prior consent of, and on terms approved by, the Agent (acting on the instructions of the Majority Lenders, such consent and approval not to be unreasonably withheld, delayed or conditioned).
(b)The Borrower shall procure that the Senior Borrower must pass on to the Contractor, and use all reasonable efforts to ensure they have regard to, any recommendations of the Project Monitor as to the progress and implementation of the Development.

22.8Future Developments
(a)The Borrower shall procure that no member of the Group has any involvement or investment in any development plans or construction projects relating to any theme park or any other project development phase that does not constitute the Project, in each case without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), provided that the Senior Borrower shall be permitted to take actions relating to the development and construction of Phase 1B in order to satisfy the requirements in Article 7-2 (1) and (2) of the Prerequisites of Notification of Eligibility and any other conditions the MCST may impose with respect to the issuance or the maintenance of the Final Casino License, provided that such actions would not reasonably be expected to have a materially adverse effect on the tax liabilities of the relevant member of the Group.
(b)The Borrower shall procure that the Senior Borrower or another entity shall (i) submit the Phase 1B Performance Guarantee Agreement to the MCST by no later than the then-applicable regulatory deadline for the application for the Final Casino License as approved by the MCST; and (ii) submit the development plan to the MCST for the development of Phase 1B within 1 (one) year of obtaining the Final Casino License.
23.EVENTS OF DEFAULT
Each of the events or circumstances set out in this Clause 23 (Events of Default) is an Event of Default (save for Clause 23.20 (Acceleration)).
23.1Non-payment
The Shareholder, the Borrower or the Sponsor (under the Sponsor Indemnity) does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless its failure to pay is caused by a Disruption Event and payment is made within three Business Days of its due date.
23.2Financial Covenants
Subject to Clause 19.5 (Equity Cure), any requirement of Clause 19 (Financial Covenants) is not satisfied.
23.3Other Obligations
(a)The Shareholder, the Borrower or the Sponsor (under the Sponsor Indemnity) does not comply with any provision of the Finance Documents (other than those referred to in paragraph (a) of Clause 22.1 (Completion and Operation), paragraphs (a) and (b) of Clause 20.26 (Gambling and Regulatory Covenant), Clause 23.1 (Non-payment), Clause 23.2 (Financial Covenants)).
(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving notice to the Borrower and the Shareholder, the Borrower or the Sponsor (as applicable) becoming aware of the failure to comply.
23.4Misrepresentation
(a)Any representation or statement made or deemed to be made by the Shareholder, the Borrower or the Sponsor (under the Sponsor Indemnity) in the Finance Documents or any other document delivered by or on behalf of the Shareholder, the Borrower or the Sponsor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.
(b)No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving notice to the Shareholder, the Borrower or the Sponsor (as applicable) and the Shareholder, the Borrower or the Sponsor (as applicable) becoming aware of the breach.
23.5Breach of Warrant Agreement
(a)The Borrower and/or the Shareholder does not comply with any provision of the Warrant Agreement in any material respect (to the extent any Lender holds any warrants issued thereunder at that time).
(b)No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Original Warrantholders (under and as defined in the Warrant Agreement) giving notice to the Borrower or the Shareholder (as applicable) and (ii) the Borrower or the Shareholder (as applicable) becoming aware of the breach.
23.6Cross Default – General
(a)Any Financial Indebtedness of any member of the Group is not paid when due (after the expiry of any originally applicable grace period).
(b)Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable or is placed on demand prior to its specified maturity as a result of an event of default (however described).
(c)Any creditor of the Shareholder or any member of the Group becomes entitled to declare any Financial Indebtedness of that member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).
(d)No Event of Default under this Clause 23.6 (Cross Default – General) in connection with such Financial Indebtedness will occur if the amount of such Financial Indebtedness is less than USD10,000,000 (or its equivalent in any other currency or currencies).
(e)This Clause 23.6 (Cross Default – General) does not apply to any Financial Indebtedness of any member of the Group incurred under a Material Financing Agreement.
23.7Cross Default/Cross Acceleration – Material Financing Agreements
(a)An event of default occurs specified under any of the paragraphs A, E, F, H, I, S, T or V of Section 1 of Article 16 of the Senior Facilities Agreement or any equivalent provisions in any other Material Financing Agreement.
(b)An event of default occurs specified under any other paragraph of Section 1 of Article 16 of the Senior Facilities Agreement (other than paragraphs K and R thereof) or any equivalent provision in any other Material Financing Agreement.

(c)Any of the creditors exercises any or all of its acceleration or enforcement rights remedies or powers under the Senior Facilities Agreement or any other Material Financing Agreement.
(d)No Event of Default under paragraph (b) above will occur if the event or circumstance giving rise to the breach is capable of remedy and is remedied within 15 Business Days of the earlier of the Agent giving notice to the Borrower and the Borrower becoming aware of the breach.
23.8Insolvency
(a)The Shareholder, any member of the Group or the Sponsor:
(i)is unable or admits inability to pay its debts as they fall due;
(ii)is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)suspends or threatens to suspend making payments on any of its debts; or
(iv)by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in their capacity as such) with a view to rescheduling any of its Financial Indebtedness.
(b)The value of the assets of the Shareholder, any member of the Group or the Sponsor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)A moratorium is declared in respect of any indebtedness of the Shareholder, any member of the Group or the Sponsor. If a moratorium occurs in respect of the Shareholder, any member of the Group or the Sponsor, the ending of that moratorium will not remedy any Event of Default caused by the moratorium and, notwithstanding any other term of the Finance Documents, that Event of Default will continue to be continuing unless and until it is expressly waived in writing by the Agent (acting on the instructions of the Lenders).
23.9Insolvency Proceedings
Any corporate action, legal proceedings or other procedure or formal step is taken in relation to:
(a)the suspension of payments, a moratorium of any indebtedness, liquidation, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Shareholder or any member of the Group (other than the Senior Borrower) or the Sponsor other than a solvent liquidation or solvent reorganisation (including any shareholders or directors or similar officers meeting by the relevant member of the Group (other than the Senior Borrower) or the Sponsor approving the same);
(b)a composition, compromise, assignment or arrangement with any creditor of the Shareholder, any member of the Group (other than the Senior Borrower) or the Sponsor;
(c)the appointment of a liquidator, trustee in bankruptcy, judicial custodian, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group (other than the Senior Borrower) or the Sponsor or any of its assets; or
(d)enforcement of any Security over any assets of the Shareholder or any member of the Group with an aggregate value in excess of USD 10,000,000, or any analogous procedure or step is taken in any jurisdiction.
This Clause 23.9 (Insolvency Proceedings) shall not apply to any such procedure or step which is or being contested in good faith, and is discharged, stayed or dismissed within 15 Business Days of commencement.
23.10Creditors’ Process
(a)Any expropriation, attachment, sequestration, diligence, inhibition, arrestment, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Shareholder or the Borrower having an aggregate value higher than USD 10,000,000 (or its equivalent in another currency).
(b)This Clause 23.10 (Creditors’ Process) shall not apply if such creditors’ process is being contested in good faith and is discharged, stayed or dismissed within 15 Business Days.
23.11Cessation of Business
The Senior Borrower or the Borrower ceases to carry on all or substantially all of its business for 30 consecutive calendar days except as a result of any disposal allowed under this Agreement.
23.12Unlawfulness and Invalidity
(a)It is or becomes unlawful for the Shareholder, the Borrower or the Sponsor to perform any of its obligations under the Finance Documents to which it is a party or, subject to the Legal Reservations and the Perfection Requirements, the Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or, subject to the Legal Reservations and the Perfection Requirements, any subordination created under any Subordination and Assignment Deed is or becomes unlawful.
(b)Subject to the Legal Reservations and Perfection Requirements, any obligation or obligations of the Shareholder, the Borrower or the Sponsor under any Finance Documents to which it is a party are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.
(c)Subject to the Legal Reservations and the Perfection Requirements, any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any Subordination and Assignment Deed ceases to be legal, valid, binding and enforceable or effective or is alleged in writing by a party to it (other than a Finance Party) to be ineffective in any material respect.
(d)Any waiver of sovereign immunity by the Shareholder, the Borrower or the Sponsor under the Finance Documents to which it is a party ceases to be legal, valid, binding and enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective, whether due to any change of law or otherwise.

23.13Repudiation and Rescission
The Shareholder, the Borrower or the Sponsor rescinds or purports to rescind or repudiates or purports to rescind or repudiate a Finance Document to which it is a party or any of the Transaction Security or evidences an intention in writing to rescind or repudiate a Finance Document to which it is a party or any Transaction Security.
23.14Compulsory Purchase or other Appropriation
Any material part of any Property is confiscated, compulsorily purchased, expropriated, or appropriated or the applicable Governmental Agency makes an order for such an action in respect of all or any material part of the Property.
23.15Material Contracts
(a)Any party to a Material Contract is in breach of its obligations thereunder.
(b)Any Material Contract is terminated prior to the expiry of its term (other than (i) at the direction of the Agent (acting on the instructions of the Majority Lenders) or (ii) in respect of the Hotel Management Agreement, pursuant to a Permitted Replacement), ceases to be in full force and effect, or is or becomes unlawful or unenforceable or the performance of or compliance with any obligation under any Material Contract is or becomes unlawful or unenforceable.
(c)No Event of Default will occur under this Clause 23.15 (Material Contracts) if any such event does not have or would reasonably be expected to have a Material Adverse Effect and, if capable of being remedied, is remedied within 15 Business Days.
23.16Material Adverse Change
Any event or circumstance or series of events or circumstances occurs which has or would reasonably be expected to have a Material Adverse Effect.
23.17Litigation
Any litigation, arbitration or administrative proceedings are commenced or threatened against the Shareholder or any member of the Group or any of their respective assets which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
23.18Audit Qualification
The auditors of the Borrower, the Senior Borrower or the Sponsor qualify the audited annual financial statements of the Borrower, the Senior Borrower or the Sponsor (as applicable) in a manner or to an extent which has or would reasonably be expected to have a Material Adverse Effect.
23.19Material Financing Agreement Amendment
Any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (each a “Material Amendment”) of any Material Financing Agreement (other than pursuant to a Permitted Refinancing) which would reasonably be expected to have a materially adverse effect on the interests of a Finance Party under the Finance Documents, including (without limitation):
(a)increasing the interest rate or principal amount thereof;
(b)allowing to exist or allowing any of the creditors under such Material Financing Agreement receiving the benefit of any security, charge, guarantee, indemnity or other assurance against loss in respect of any secured obligations under any such Material Financing Agreement, except any Permitted Security specified under paragraphs (b) to (h) of the definition thereof;
(c)shortening the scheduled maturity date of the Material Financing Agreement;
(d)modifying, amending or waiving the terms and provisions of the Material Financing Agreements relating to distributions and restricted payments in a manner that is less favourable to the Lenders than those applicable to the Senior Facilities Agreement in the Approved Form without the Agent’s consent (acting on the instructions of the Majority Lenders, such consent not to be unreasonably withheld);
(e)modifying, amending or waiving any provision of the Material Financing Agreements or consenting to any transfer or assignment of commitments of any creditor under any Material Financing Agreement that is not in compliance with the terms of the Intercreditor Side Letter;
(f)in respect of any Material Amendment of the Hanwha Convertible Bond Documents, increasing the percentage of shares in the Senior Borrower that may be subject to any conversion thereunder to more than five per cent.;
(g)imposing any new or additional fees not provided for in the Material Financing Agreements in the Approved Form; and
(h)an amendment of any terms defined in the Senior Finance Documents which are used or incorporated by reference in this Agreement or the provisions of Section 2 (Construction) of the Senior Facilities Agreement.
23.20Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
(a)cancel all or any part of the Commitments whereupon they shall immediately be cancelled;
(b)declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;
(c)declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent acting on the instructions of the Majority Lenders; and/or
(d)exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

24.PROVISIONS IN RELATION TO GAMING BOARDS
24.1Gaming Boards
If any Lender’s participation in the Facility would violate the applicable gaming license and suitability requirements imposed from time to time by the applicable Governmental Agencies to the extent such violation would result in the failure of the Sponsor or its Subsidiaries to maintain their respective gambling, gaming or casino licenses in the relevant jurisdictions, as evidenced by a formal written notice stipulating the same from the applicable Governmental Agencies addressed to such Lender, the Sponsor, any Sponsor Affiliate or their respective applicable Subsidiaries specifically naming such Lender (and promptly delivered by the Sponsor or such Sponsor Affiliate or Subsidiary to such Lender), such Lender shall use its reasonable best efforts to cooperate with the Sponsor or the relevant Sponsor Affiliate and the relevant Governmental Agency and provide the relevant Governmental Agency with such information as they may reasonably request (other than any personal financial information of any ultimate beneficial owner, director, officer, employee or representative of the Lender, or any other information that the Lender is prohibited from disclosing under any existing confidentiality undertaking or internal policy), provided, that such Lender shall have the right to review all material filings, submissions and written correspondence with the applicable Governmental Agencies and the Borrower shall procure that the Sponsor and the relevant Sponsor Affiliate shall exercise all reasonable endeavours to procure that such Lender shall be given reasonable opportunity to communicate with the relevant Governmental Agency or any official, employee or representative thereof, in connection with any matter with respect to its participation or potential participation in the Facility and the right, to the fullest extent permitted by applicable law, to challenge, appeal or otherwise dispute the decision of the applicable Governmental Agencies and the Borrower shall procure that the Sponsor or the relevant Sponsor Affiliate shall have exercised all reasonable endeavours to procure direct communications (including in-person meetings) between such Lender and the relevant Governmental Agencies.
If such Governmental Agency requests in writing that the relevant Lender ceases its participation in the Facility with reasonable cause, the Borrower may repay all but not less than all of the Loans of such Lender together with accrued interest and all amounts owing under the Finance Documents, other than (in respect of any Lender other than Bain SPV or its Affiliates or Related Funds) any Prepayment Fee.
25.CHANGES TO THE LENDERS
25.1Assignments, Transfers and Sub-participations by the Lenders
Subject to this Clause 25, a Lender (the “Existing Lender”) may:
(a)assign any of its rights; or
(b)transfer by novation any of its rights and obligations; or
(c)sub-participate or sub-contract any of its rights and obligations, to any other person other than an individual (the “New Lender”).
25.2Borrower consent
(a)Provided no Event of Default is continuing, the consent of the Borrower is required for an assignment, transfer, sub-participation or sub-contract by an Existing Lender if the proposed New Lender is a Competitor.

(b)For the purposes of this Agreement:
“Competitor” means, at any time, any person who is specified in Schedule 9 (Competitors) and any other gaming operator in Asia that could reasonably be considered to be a competitor of the Senior Borrower that the Borrower requests (acting reasonably) in writing to be designated as a “Competitor”, provided that the Borrower shall not be permitted to designate more than 3 new persons as “Competitors” in any given financial year (starting from the financial year beginning in 2022); and provided, further, that any person specified in Schedule 9 that is not, or ceases to become, a gaming operator in Asia shall be deemed removed from Schedule 9.
25.3Conditions of assignment or transfer
(a)An assignment will only be effective on:
(i)receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and
(ii)performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(b)A transfer will only be effective if the procedure set out in Clause 25.6 (Procedure for transfer) is complied with.
(c)If:
(i)a Lender assigns or transfers any of its rights or obligations, or sub-participates or subcontracts any of its interests, under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment, transfer, sub-participation, sub-contracting or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11.2 (Tax gross-up), Clause 11.3 (Tax Indemnity) or Clause 12 (Increased costs) or the Shareholder would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11.2 (Tax gross-up), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, sub-participation, sub-contracting or change had not occurred. This paragraph (c) shall not apply:
(i)in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility; or

(ii)in relation to Clause 11.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 11.2 (Tax gross-up) if the Borrower has not made a Borrower DTTP Filing in respect of that Treaty Lender.
(d)Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that it is bound by the Sponsor Indemnity and the Intercreditor Side Letter and that the Agent has authority to execute on its behalf any amendment or waiver in respect of any Finance Document that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
25.4Assignment or transfer fee
(a)The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 1,000.
(b)No fee is payable pursuant to paragraph (a) above if:
(i)the Agent agrees that no fee is payable; or
(ii)the assignment or transfer is made by an Existing Lender:
(A)to an Affiliate of that Existing Lender;
(B)to a fund which is a Related Fund of that Existing Lender; or
(iii)in connection with primary syndication of the Facility.
25.5Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)the financial condition of the Borrower;
(iii)the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Group and its related entities (including, without limitation, the

Sponsor and the Tribe) in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
25.6Procedure for transfer
(a)Subject to Clause 25.2 (Borrower consent) and the conditions set out in Clause 25.3 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.
(b)The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.
(c)On the Transfer Date:
(i)to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);
(ii)the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;
(iii)the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the

Existing Lender shall each be released from further obligations to each other under the Finance Documents; and
(iv)the New Lender shall become a Party as a “Lender”.
25.7Procedure for assignment
(a)Subject to Clause 25.2 (Borrower consent) and the conditions set out in Clause 25.3 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)On the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released by the Borrower, the Shareholder, the Sponsor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and
(iii)the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilise procedures other than those set out in this Clause 25.7 to assign their rights under the Finance Documents (but not without the consent of the Borrower or unless in accordance with Clause 25.6 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.3 (Conditions of assignment or transfer).
25.8Copy of Transfer Certificate or Assignment Agreement to Borrower
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.
25.9Security over Lenders’ rights
In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or
(c)require any payments to be made by the Borrower other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
26.RESTRICTION ON DEBT PURCHASE TRANSACTIONS
26.1Prohibition on Debt Purchase Transactions by the Group
The Borrower may not, and must procure that each other member of the Group does not, enter into any Debt Purchase Transaction or beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (ii) or (iii) of the definition of Debt Purchase Transaction.
27.CHANGES TO THE OBLIGORS
Neither the Shareholder nor Borrower may assign any of their respective rights or transfer any of their respective rights or obligations under the Finance Documents.
28.CONDUCT OF BUSINESS BY THE LENDERS
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange their affairs (tax or otherwise) in whatever manner they think fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to them or the extent, order and manner of any claim;
(c)oblige any Finance Party to disclose any information relating to their affairs (tax or otherwise) or any computations in respect of Tax; or
(d)oblige any Finance Party to do anything which in their opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction and the Finance Parties may do anything which is, in their opinion, necessary to comply with any such law, directive or regulation.

29.ROLE OF THE AGENT AND THE SECURITY AGENT
29.1The Agent and the Security Agent
(a)Each of the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)The Security Agent declares that it holds the Security Property on trust for the Secured Parties on the terms contained in this Agreement.
(c)Each of the Finance Parties authorises the Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Security Agent (as applicable) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
29.2Enforcement through Security Agent only
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.
29.3Instructions
(a)Each of the Agent and the Security Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).
(b)Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)Paragraph (a) above shall not apply:
(i)where a contrary indication appears in a Finance Document;
(ii)where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)in respect of any provision which protects the Agent’s or Security Agent’s own position in its personal capacity as opposed to its role of Agent or Security Agent for the relevant Finance Parties or Secured Parties (as applicable) including, without limitation, Clause 29.5 (No fiduciary duties) to Clause 29.10 (Exclusion of liability), Clause 29.13 (Confidentiality) to Clause 29.21 (Custodians and nominees) and Clause 29.24 (Acceptance of title) to Clause 29.27 (Disapplication of Trustee Acts);
(iv)in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:
(A)Clause 30.1 (Order of application);
(B)Clause 30.2 (Prospective liabilities); and
(C)Clause 30.5 (Permitted deductions).
(e)If giving effect to instructions given by the Majority Lenders would (in the Agent’s or (as applicable) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 38 (Amendments and Waivers), the Agent or (as applicable) Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Agent or Security Agent) whose consent would have been required in respect of that amendment or waiver.
(f)In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:
(i)it has not received any instructions as to the exercise of that discretion; or
(ii)the exercise of that discretion is subject to paragraph (d)(iv) above, the Agent or Security Agent shall do so having regard to the interests of (in the case of the Agent) all the Finance Parties and (in the case of the Security Agent) all the Secured Parties.
(g)The Agent or the Security Agent (as applicable) may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(h)Without prejudice to the remainder of this Clause 29.3 (Instructions) in the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of (in the case of the Agent) the Finance Parties and (in the case of the Security Agent) the Secured Parties.
(i)Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.
29.4Duties of the Agent and the Security Agent
(a)The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, each of the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.
(c)Without prejudice to Clause 25 (Changes to the Lenders), paragraph (b) above shall not apply to any assignment agreement.
(d)Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.
(g)The Agent shall provide to the Borrower promptly upon request by the Borrower, a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.
(h)Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
29.5No fiduciary duties
(a)Nothing in any Finance Document constitutes:

(i)the Agent as a trustee or fiduciary of any other person; or
(ii)the Security Agent as an agent, trustee or fiduciary of the Sponsor, Shareholder, Borrower or Senior Borrower.
(b)Neither the Agent nor the Security Agent shall be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.
29.6Business with the Group
The Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower, Senior Borrower or an Affiliate of the Borrower or Senior Borrower.
29.7Rights and discretions
(a)Each of the Agent and the Security Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above may assume the truth and accuracy of that certificate.
(b)Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or security trustee for the Finance Parties or Secured Parties) that:
(i)no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 23.1 (Non-payment);
(ii)any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of any other obligors as may be party to this Agreement from time to time.
(c)Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or Security Agent (as applicable), (and so separate from any lawyers instructed by the Lenders) if the Agent or Security Agent (as applicable), in its reasonable opinion deems this to be desirable.
(e)Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)Each of the Agent and the Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:
(i)be liable for any error of judgment made by any such person; or
(ii)be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person, unless such error or such loss was directly caused by the Agent’s or the Security Agent’s (as applicable gross negligence or wilful misconduct.
(g)Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under the Finance Documents.
(h)Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent or the Security Agent is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
29.8Responsibility for documentation
Neither the Agent or the Security Agent is responsible or liable for:

(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Borrower, the Senior Borrower or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property.

29.9No duty to monitor
Neither the Agent nor the Security Agent shall be bound to enquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)whether any other event specified in any Finance Document has occurred.
29.10Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Receiver or Delegate, none of the Agent, the Security Agent nor any Receiver or Delegate will be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;
(iii)any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate, in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Security Property.
(c)Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.
(d)Nothing in this Agreement shall oblige the Agent or the Security Agent to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party, on behalf of any Finance Party and each Finance Party confirms to the Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Security Agent.

(e)Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security

Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.
29.11Lenders’ indemnity to the Agent and Security Agent
(a)Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Agent’s, the Security Agent’s or the Receiver’s or the Delegate’s gross negligence or wilful misconduct), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by the Borrower pursuant to a Finance Document).
(b)Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent pursuant to paragraph (a) above.
(c)Paragraph (b) shall not apply to the extent that the indemnity payment in respect of which that Lender claims reimbursement relates to a liability of the Agent or the Security Agent to the Borrower or Senior Borrower.
29.12Resignation of the Agent and the Security Agent
(a)Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting as successor by giving notice to the other Finance Parties and the Borrower.
(b)Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable).
(c)If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the other Finance Parties and the Borrower) may appoint a successor Agent or Security Agent (as applicable).
(d)If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 29 and any other term of this Agreement dealing with the rights or obligations of the Agent that are reasonably acceptable to the Borrower and consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and reasonably acceptable to the Borrower and those amendments will bind the Parties.

(e)The retiring Agent or Security Agent (as applicable) shall, at its own cost, make available to the successor Agent or Security Agent (as applicable) such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or Security Agent (as applicable) under the Finance Documents.
(f)The resignation notice of the Agent or Security Agent (as applicable) shall only take effect upon:
(i)the appointment of a successor; and
(ii)(in the case of the Security Agent) the transfer of the Security Property to that successor.
(g)Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 29.25 (Winding up of trust) and (e) above but shall remain entitled to the benefit of Clause 13.3 (Indemnity to the Agent), Clause 13.4 (Indemnity to the Security Agent) and this Clause 29 (and any fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent or Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above.
(i)The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:
(i)the Agent fails to respond to a request under Clause 11.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)the information supplied by the Agent pursuant to Clause 11.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

29.13Confidentiality
(a)In acting as agent or trustee for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or Security Agent (as applicable) shall not be deemed to have notice of it.
29.14Relationship with the other Finance Parties
(a)The Agent may treat a person shown in its records as a Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address (or such other information), department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
29.15Credit appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)the financial condition, status and nature of each member of the Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;

(c)whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Property;
(d)the adequacy, accuracy or completeness of information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(e)the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.
29.16Agent’s and Security Agent’s management time
(a)Any amount payable to the Agent or Security Agent under Clause 13.3 (Indemnity to the Agent), Clause 13.4 (Indemnity to the Security Agent), Clause 15 (Costs and Expenses) and Clause 29.11 (Lenders’ indemnity to the Agent and Security Agent) shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable) and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent may notify to the Borrower and the Finance Parties, and is in addition to any fee paid or payable to the Agent or Security Agent under Clause 10 (Fees).
(b)Without prejudice to paragraph (a) above in the event of:
(i)a Default;
(ii)the Security Agent being requested by the Borrower or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or
(iii)the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances, the Borrower shall pay to the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.
(c)If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

29.17Deduction from amounts payable by the Agent
If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
29.18Reliance and engagement letters
Each Finance Party and Secured Party confirms that each of the Agent and the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent or the Security Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
29.19No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:
(a)require the deposit with it of any deed or document certifying, representing or constituting the title of the Borrower to any of the Security Assets;
(b)obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(c)register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;
(d)take, or to require the Borrower to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or
(e)require any further assurance in relation to any Security Document.
29.20Insurance by Security Agent
(a)The Security Agent shall not be obliged:
(i)to insure any of the Security Assets;
(ii)to require any other person to maintain any insurance; or
(iii)to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.
29.21Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
29.22Delegation by the Security Agent
(a)Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.
(b)That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.
(c)No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.
29.23Additional Security Agents
(a)The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)if it considers that appointment to be in the interests of the Secured Parties;
(ii)for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.
(b)Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.
(c)The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.
29.24Acceptance of title
The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Borrower may have to any of the Security Assets and shall not be liable for, or bound to require the Borrower to remedy, any defect in its right or title.
29.25Winding up of trust
If the Security Agent, with the approval of the Agent, determines that:
(a)all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents, then:

(i)the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and
(ii)any Security Agent which has resigned pursuant to Clause 29.12 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.
29.26Powers supplemental to Trustee Acts
The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.
29.27Disapplication of Trustee Acts
Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.
30.APPLICATION OF PROCEEDS
30.1Order of application
Subject to Clause 30.2 (Prospective Liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the

Transaction Security (for the purposes of this Clause 30, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 30, in the following order:

(a)in discharging any sums owing to the Security Agent, any Receiver or any Delegate;
(b)in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement; and
(c)in payment to the Agent for application in accordance with Clause 32.5 (Partial Payments).
30.2Prospective liabilities
Following an Event of Default or a Distressed Disposal (as defined in the Intercreditor Side Letter), the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 30.1 (Order of application) in respect of:

(a)any sum to the Security Agent, any Receiver or any Delegate; and
(b)any part of the Secured Obligations,
that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

30.3Investment of proceeds
Prior to the application of the proceeds of the Recoveries in accordance with Clause 30.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 30.3.

30.4Currency conversion
(a)For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.
(b)The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

30.5Permitted deductions
The Security Agent shall be entitled, in its discretion:

(a)to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and
(b)to pay all Taxes which may be assessed against it in respect of any of the Security Assets, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
30.6Good discharge
(a)Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.
(b)The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.
31.SHARING AMONG THE FINANCE PARTIES
31.1Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 32 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;
(b)the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and
(c)the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial Payments).
31.2Redistribution of payments
The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party)

(the “Sharing Finance Parties”) in accordance with Clause 32.5 (Partial Payments) towards the obligations of the Borrower to the Sharing Finance Parties.

31.3Recovering Finance Party’s rights
On a distribution by the Agent under Clause 31.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

31.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and
(b)as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.
31.5Exceptions
(a)This Clause 31.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
32.PAYMENT MECHANICS
32.1Payments to the Agent
(a)On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)Payment shall be made to such account with such bank as the Agent, in each case, specifies.
32.2Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to the Borrower) and Clause 32.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party.
32.3Distributions to the Borrower
The Agent may (with the consent of the Borrower or in accordance with Clause 33 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
32.4Clawback and pre-funding
(a)Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
(c)If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:
(i)the Agent shall notify the Borrower of that Lender’s identity and the Borrower shall on demand refund it to the Agent; and
(ii)the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
32.5Partial Payments
(a)If the Agent or the Security Agent (as applicable) receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent or the Security Agent (as applicable) shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)firstly, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent, any Receiver or any Delegate under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest on any Loans due but unpaid under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal of Loans due but unpaid under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)The Agent shall, if so directed by the Lenders, vary, or instruct the Security Agent to vary (as applicable), the order set out in paragraphs (a)(ii) to (iv) above. Any such variation may include the re-ordering of obligations set out in any such paragraph.
Paragraphs (a) and (b) above will override any appropriation made by the Borrower.
32.6Investment of Cash Proceeds
Prior to the application of the proceeds in accordance with Clause 32.5 (Partial Payments), the Agent may, in its discretion, hold all or part of those proceeds in a suspense or impersonal account(s) in the name of the Agent with such financial institution (including itself) and for so long as the Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Agent’s discretion in accordance with the provisions of Clause 32.5 (Partial Payments) and Clause 32.7 (Permitted Deductions by Agent).
32.7Permitted Deductions by Agent
The Agent shall be entitled, in its discretion to set aside by way of reserve amounts required to meet and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under the Finance Documents; and
32.8No Set-Off by Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
32.9Business Days
(a)Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
32.10Currency of Account
(a)Subject to paragraphs (b) and (c) below, US dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)A repayment of the Loan or an Unpaid Sum or a part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or the Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
(c)Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(a)Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.
32.11Change of Currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Hong Kong interbank market and otherwise to reflect the change in currency.
32.12Enforcement Proceeds and Warrantholder Liquidity Preference
(a)The Agent may apply all proceeds received following an enforcement of the Transaction Security and all other recoveries under the Finance Documents following an Event of Default against the Secured Obligations in the following order:
(i)firstly, in discharging all costs and expenses incurred by the Agent, the Security Agent, any Receiver or any Delegate in connection with any realisation or enforcement of the Transaction Security;
(ii)secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and
(iv)fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)Any surplus enforcement proceeds or recoveries after payment in full of the Secured Obligations shall be returned to the Borrower or other person entitled thereto; provided, however, that with respect to any proceeds to be returned to the Shareholder, the Agent shall be entitled to apply and deduct remaining funds in an amount equal to any amount then due and payable to each Warrantholder (as defined in the Warrant Agreement) under the Warrant Agreement before returning such funds to the Shareholder.
33.SET-OFF
The Agent may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lenders) against any matured obligation owed by the Lenders to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
34.NOTICES
34.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter or electronic mail.
34.2Addresses
The address and electronic mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party to a Finance Document for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)in the case of the Agent, the Security Agent, each Lender, the Shareholder and the Borrower, that identified with its name and signature below;
(b)in the case of each other party, that identified with its name and signature to a Finance Document to which it is a party, or any substitute address or department or officer as the relevant party may notify to the other party by not less than five Business Days’ notice.
34.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:
(i)if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or
(ii)if by way of electronic mail, only when actually received (or made available) in readable form, and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).
(c)Any communication or document made or delivered to the Borrower in accordance with this Clause 34 (Notices) will be deemed to have been made or delivered to the Shareholder and each member of the Group.
(d)Any communication or document which becomes effective, in accordance with paragraphs (a) to (c) above, after 5 p.m. in the place of receipt (or, in the case of electronic mail, in the place in which the party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement) shall be deemed only to become effective on the following day.
(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with paragraph (a)(ii) above.
35.CALCULATIONS AND CERTIFICATES
35.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
35.2Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
35.3Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Hong Kong interbank market differs, in accordance with that market practice.
36.PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
37.REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of an Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38.AMENDMENTS AND WAIVERS
38.1Required consents
(a)Subject to Clause 38.2 (All Lender matters) and Clause 38.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.
(b)The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 38.
(c)Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 29.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
38.2All Lender matters
An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of a Finance Document that has the effect of changing or which relates to:
(a)the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(b)an extension to the date of payment of any amount under the Finance Documents;
(c)a reduction in the amount of any payment of principal, interest, fees or commission payable or a reduction in the PIK Rate or frequency of capitalisation;
(d)a change in currency of payment of any amount under the Finance Documents;
(e)an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;
(f)a change to the Borrower;
(g)any provision which expressly requires the consent of all the Lenders;
(h)Clause 4.1 (Initial Conditions Precedent to the Utilisation), Clause 7.1 (Illegality), Clause 7.2 (Change of Control), Clause 7.3 (Trade Sale Prepayment), Clause 7.4 (IPO Prepayment), Clause 25 (Changes to the Lenders), Clause 27 (Changes to the obligors), Clause 31 (Sharing among the Finance Parties), this Clause 38, Clause 41 (Governing Law), Clause 42 (Dispute Resolution);
(i)(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)the Security Assets; or
(ii)the manner in which the proceeds of enforcement of the Transaction Security and Distressed Disposals are distributed,
(except in the case of paragraph (ii) above insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or
(j)the release of any guarantee and indemnity granted under this Agreement, the Sponsor Indemnity or any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document.

38.3Other exceptions
An amendment or waiver which relates to the rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or the Security Agent, as the case may be.
39.CONFIDENTIALITY
39.1Confidential Information
Each Finance Party agrees to:
(a)keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information); and
(b)to keep all Confidential Information protected with security measures and a degree of care that would apply to its own confidential information of a similar nature to the Confidential Information and in any event, with no less degree of care than reasonable due care.
39.2Disclosure of Confidential Information
Any Finance Party may make the following disclosure of the Confidential Information:
(a)disclosure to any of its Affiliates and Delegates, any of its or their branches, officers, directors, employees, professional advisers (including its solicitors), delegates, auditors, partners, Representatives (including any servicer), agents or representative offices or any Receiver appointed by it such Confidential Information as that Finance Party shall consider desirable or appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)disclosure:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and in each case, to any of that person’s Affiliates, Representatives, Delegates, directors, employees, auditors, partners and professional advisers;
(ii)to any person with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and/or the Senior Borrower and to any of that person’s Affiliates, Representatives, Delegates, directors, employees, auditors, partners and professional advisers;
(iii)to any person appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;
(iv)to any person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)to any Rating Agency (including its professional advisers);
(viii)if it comes into the public domain (other than as a breach of this Clause 39 (Confidentiality));
(ix)to any person who is an agent or trustee of the Lenders;
(x)to any person who is the Lenders’ stationery printers, the vendors of the computer system used by the Lender and to such person(s) installing and maintain the same and other suppliers of goods or service providers engaged by the Lenders;
(xi)to any person who is a Sponsor, Sponsor Affiliate, the Shareholder or a member of the Group or any person who is jointly or jointly and severally liable to the Lenders with the Shareholder and/or member of the Group;
(xii)to any person who is a Party;

(xiii)with the consent of the Borrower (not to be unreasonably withheld); or
(xiv)if an Event of Default has occurred and is continuing,
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)in relation to paragraphs (b)(i), (b)(ii), (b)(iii), (b)(iv) and (b)(x), above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations or duty to maintain the confidentiality of the Confidential Information;
(B)in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and
(c)disclosure to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the APLMA Master Confidentiality Undertaking for Use with Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;
(d)disclosure to the International Swaps and Derivatives Association, Inc. or any relevant committee thereof, for the purpose of determining the settlement procedures applicable to the obligations under the Finance Documents which are the subject of a credit derivative transaction or other credit linked transaction;
(e)disclosure of the size and term of the Facility and the name of the Sponsor, the Senior Borrower, the Borrower and the Shareholder to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Finance Parties’ rights or obligations under the Finance Documents;
(f)disclosure by the Finance Parties, where necessary to perform the Finance Parties’ obligations under this Agreement; or
(g)where the disclosing party is under a legal or regulatory obligation to disclose, where the law permits it to do so or where the disclosing party has been requested to do so by any legal, regulatory, governmental or fiscal body in any jurisdiction (including disclosure to the police or any public officer conducting an investigation in connection with any offence including suspected drug trafficking offences).

39.3Disclosure to Numbering Service Providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility, the Shareholder and/or the Borrower and/or the Senior Borrower the following information:
(i)names of the Shareholder, Borrower and the Senior Borrower;
(ii)country of domicile of the Shareholder, Borrower and the Senior Borrower;
(iii)place of incorporation of the Shareholder, Borrower and the Senior Borrower;
(iv)the Facility Agreement Date;
(v)the names of the Finance Parties;
(vi)date of each amendment and restatement of the Finance Documents;
(vii)amount of the Total Commitments;
(viii)currency of the Facility;
(ix)type of Facility;
(x)ranking of Facility;
(xi)the Final Maturity Date;
(xii)changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) (inclusive) above; and
(xiii)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower, the Shareholder or the Senior Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)The Borrower represents that none of the information set out in paragraphs (i) to (xiii) (inclusive) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Agent shall notify the Borrower of:
(i)the name of any numbering service provider appointed by Agent in respect of this Agreement, the Facility and/or the Borrower and/or the Shareholder and/or the Senior Borrower; and

(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower and/or the Shareholder and/or the Senior Borrower by such numbering service provider.
39.4Entire Agreement
This Clause 39 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
39.5Inside Information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
39.6Publicity
All news releases, publicity or advertising proposed to be made by the Borrower, its agents or Representatives or any of their respective Affiliates, on the one hand, or the Finance Parties, their agents or Representatives or any of their respective Affiliates, on the other hand, through any media intended to reach the general public which refers to the Finance Documents or the financing evidenced by the Finance Documents (other than as part of any Party’s ongoing financial disclosure and/or in connection with its ordinary course reporting under securities laws and/or otherwise to comply with applicable laws and regulations, disclosure requirements or regulatory filings) shall be subject to the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.
39.7Notification of Disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39 (Confidentiality).
39.8Continuing Obligations
The obligations in Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:
(a)the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.

40.COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Finance Document.
41.GOVERNING LAW
This Agreement and all matters arising from or connected with it are governed by, and will be construed in accordance with, the law of England and Wales.
42.DISPUTE RESOLUTION
The Parties agree that:
(a)any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Rules of Arbitration of the International Chamber of Commerce then in effect (the “Rules”).
(b)The seat of the arbitration shall be Hong Kong, and the arbitration proceedings shall be conducted in English.
(c)The arbitral tribunal shall consist of three arbitrators, with:
(i)the Finance Parties nominating one arbitrator;
(ii)the Borrower nominating one arbitrator; and
(iii)the third arbitrator (who will serve as the chairman of the arbitral tribunal) nominated by the first two arbitrators (or, if any such arbitrators are not nominated within the time limits specified by the Rules, then such arbitrator(s) shall be appointed promptly by the International Chamber of Commerce).
(d)The arbitral award shall be non-appealable, final and binding upon both Parties. Judgment on the award rendered may be entered in any court having jurisdiction thereof, and notwithstanding anything to the contrary in this Clause 42 (Dispute Resolution), a party may commence any action, suit or proceeding in such a court for the purpose of enforcing such award.
43.PROCESS AGENT
The Shareholder hereby appoints the Borrower as agent to accept service of process and any other documents in proceedings in England or in any legal action or proceedings arising out of or in connection with this Agreement and/or the other Finance Documents and the Borrower hereby accepts such appointment.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION AND SIGNATURES

THE BORROWER
MGE KOREA LIMITED
Signed by:

/s/Scott Wells
Name: Scott Wells
Title: Director

Notice Details
Address:    100 New Bridge Street, London, United Kingdom EC4V 6JA
Email:    swells@mohegangaming.com
Attention:    Director
[Project Inspire - signature page to Facility Agreement]

THE SHAREHOLDER

Signed by MGE KOREA HOLDING III LIMITED acting by: Claire De La Haye	) ) /s/Claire De La Haye ) Director

Notice Details
Address:    22 Grenville Street, St Helier, Jersey JE4 8PX
Email:    mourantgsjersey@mourant.com
Attention:    Directors

[Project Inspire - signature page to Facility Agreement]

[Project Inspire - signature page to Facility Agreement]

AGENT
SERICA AGENCY LIMITED
Signed by: Blake Atherton

/s/Blake Atherton
Authorised Signatory

Address:    Unit 2047 FWD Financial Centre, 308-320 Des Voeux Road Central, Hong Kong
Email:     agent@sericatrust.com
Attention:    Louise Coffey

[Project Inspire - signature page to Facility Agreement]

SECURITY AGENT
SERICA AGENCY LIMITED
Signed by: Blake Atherton

/s/Blake Atherton
Authorised Signatory

Address:    Unit 2047 FWD Financial Centre, 308-320 Des Voeux Road Central, Hong Kong
Email:     agent@sericatrust.com
Attention:    Louise Coffey

[Project Inspire - signature page to Facility Agreement]

ORIGINAL LENDER
SANKATY EUROPEAN INVESTMENTS S.À R.L.
Signed by:

Michael Treisman
Name: Michael Treisman
Title: Manager

Address:    4, Rue Lou Hemmer, L - 1748 Findel, Luxembourg
Email:     MTreisman@BainCapital.com
Attention:    Michael Treisman, Manager

[Project Inspire - signature page to Facility Agreement]

ORIGINAL LENDER
ROYALE SS II LTD
Signed by:

/s/Tamon Nonaka
Name: Tamon Nonaka
Title: Director

Address:    12th Fl., Tokyu Capitol Tower, 2-10-3, Nagatacho, Chiyoda-ku, Tokyo, Japan 100-0014
Email:     tamon.nonaka@mbkpartnerslp.com
Attention:    Tamon Nonaka, Director

[Project Inspire - signature page to Facility Agreement]